UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Apple Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APPLE INC.

1 Infinite Loop

Cupertino, California 95014

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

February 23, 2012

10:00 a.m. Pacific Standard Time

To the shareholders of Apple Inc.:

Notice is hereby given that the 2012 annual meeting of shareholders (the “Annual Meeting”) of Apple Inc., a California corporation (the “Company”), will be held on Thursday, February 23, 2012 at 10:00 a.m. Pacific Standard Time, in Building 4 of the Company’s principal executive offices located at the address shown above for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1.	To elect the Company’s Board of Directors (the “Board”). The Board intends to present for election the following eight nominees: William V. Campbell, Timothy D. Cook, Millard S. Drexler, Al Gore, Robert A. Iger, Andrea Jung, Arthur D. Levinson, and Ronald D. Sugar;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012;

3.	To hold an advisory vote on executive compensation;

4.	To consider four shareholder proposals, if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Only shareholders of record as of the close of business on December 27, 2011 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

The Company is pleased to continue to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their shareholders on the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

Sincerely,

/S/ D. BRUCE SEWELL
D. Bruce Sewell
Senior Vice President,
General Counsel and Secretary

Cupertino, California

January 9, 2012

APPLE INC.

1 Infinite Loop

Cupertino, California 95014

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

The Company has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the Annual Meeting to be held on Thursday, February 23, 2012 at 10:00 a.m. Pacific Standard Time, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or given to shareholders on January 9, 2012. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held in Building 4 of the Company’s principal executive offices located at the address shown above.

What is included in these materials?

These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	The Company’s Annual Report on Form 10-K for the year ended September 24, 2011, as filed with the SEC on October 26, 2011 (the “Annual Report”).

If you requested printed versions by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

Shareholders will vote on seven items at the Annual Meeting:

•	The election to the Board of the eight nominees named in this Proxy Statement (Proposal No. 1);

•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012 (Proposal No. 2);

•	An advisory vote on executive compensation (Proposal No. 3);

•	A shareholder proposal entitled “Conflict of Interest Report” (Proposal No. 4);

•	A shareholder proposal entitled “Shareholder Say on Director Pay” (Proposal No. 5);

•	A shareholder proposal entitled “Report on Political Contributions and Expenditures” (Proposal No. 6); and

•	A shareholder proposal entitled “Adopt a Majority Voting Standard for Director Elections” (Proposal No. 7).

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal No. 1);

•	“FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012 (Proposal No. 2);

•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal No. 3);

•	“AGAINST” the shareholder proposal entitled “Conflict of Interest Report” (Proposal No. 4);

•	“AGAINST” the shareholder proposal entitled “Shareholder Say on Director Pay” (Proposal No. 5);

•	“AGAINST” the shareholder proposal entitled “Report on Political Contributions and Expenditures” (Proposal No. 6); and

•	“AGAINST” the shareholder proposal entitled “Adopt a Majority Voting Standard for Director Elections” (Proposal No. 7).

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 1 Infinite Loop, Cupertino, California 95014. The Company’s main telephone number is (408) 996-1010.

What is the Company’s fiscal year?

The Company’s fiscal year is the 52 or 53-week period that ends on the last Saturday of September. Unless otherwise stated, all information presented in this Proxy Statement is based on the Company’s fiscal calendar.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company is delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the

Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, shareholders may write or call the Company at the following address and telephone number:

Apple Investor Relations

1 Infinite Loop MS: 301-4IR

Cupertino, California 95014

(408) 974-3123

Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available on the Company’s website at www.apple.com/investor.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Each share of the Company’s common stock has one vote on each matter. Only shareholders of record as of the close of business on December 27, 2011 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Annual Meeting. As of the Record Date, there were 932,145,309 shares of the Company’s common stock issued and outstanding, held by 28,500 holders of record.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a shareholder of record of the Company’s shares, how do I vote?

There are four ways to vote:

•	In person. If you are a shareholder of record, you may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•

In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

What is the quorum requirement for the Annual Meeting?

A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. See the section entitled “Other Matters” below.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012 (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 3), and the four shareholder proposals (Proposals No. 4, No. 5, No. 6, and No. 7) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals No. 1, No. 3, No. 4, No. 5, No. 6, and No. 7.

What is the voting requirement to approve each of the proposals?

For Proposal No. 1, the eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Votes withheld shall have no legal effect.

Approval of Proposals No. 2, No. 3, No. 4, No. 5, No. 6, and No. 7 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal, and therefore broker non-votes and abstentions have no effect on the proposal relating to the election of directors. In the case of each of the other proposals, broker non-votes and abstentions have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. Approval of these other proposals also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, however, and therefore broker non-votes and abstentions could prevent the approval of these other proposals because they do not count as affirmative votes. In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s General Counsel at 1 Infinite Loop, Cupertino, California 95014, MS: 301-4GC a written notice of revocation prior to the Annual Meeting.

Who will serve as the inspector of election?

A representative from Computershare will serve as the inspector of election.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. The Company has retained Georgeson Inc. to assist in obtaining proxies by mail, facsimile or email from brokerage firms, banks, broker-dealers or other similar organizations for the Annual Meeting. The estimated cost of such services is $14,500 plus out-of-pocket expenses. Georgeson Inc. may be contacted at (800) 261-1052.

The Company must also pay brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares held in street name certain fees associated with:

•	forwarding the Notice to beneficial owners;

•	forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on the Company’s behalf.

How can I attend the Annual Meeting?

Only shareholders as of the Record Date are entitled to attend the Annual Meeting. Admission will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Pacific Standard Time on the date of the Annual Meeting, and each shareholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted in the meeting rooms at the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2013 annual meeting of shareholders?

Requirements for Shareholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials. Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2013 annual meeting of shareholders must be received no later than September 11, 2012. In addition, all proposals will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to the Company’s General Counsel by mail at 1 Infinite Loop, Cupertino, California 95014, MS: 301-4GC, by facsimile at (408) 253-7457, or by email at shareholderproposal@apple.com.

Requirements for Shareholder Proposals to Be Brought Before the 2013 Annual Meeting of Shareholders. Notice of any director nomination or other proposal that you intend to present at the 2013 annual meeting of shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2013 annual meeting of shareholders, must be delivered to the Company’s General Counsel by mail at 1 Infinite Loop, Cupertino, California 95014, MS: 301-4GC, by facsimile at (408) 253-7457, or by email at shareholderproposal@apple.com not earlier than the close of business on October 26, 2012 and not later than the close of business on November 26, 2012. In addition, your notice must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that you intend to present at the 2013 annual meeting of shareholders.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Listed below are the Company’s eight directors. Former Chairman of the Board and Chief Executive Officer Steve Jobs passed away on October 5, 2011. The Board appointed Timothy D. Cook and Robert A. Iger to the Board on August 24, 2011 and November 15, 2011, respectively. The Board has nominated Mr. Cook and Mr. Iger for election at the Annual Meeting and has nominated the remaining six of the Company’s directors for re-election at the Annual Meeting. Each of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement.

The Board comprises a diverse group of leaders in their respective fields. Many of the current directors have senior leadership experience at major domestic and international companies. In these positions, they have also gained significant and diverse management experience, including strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Many of the directors also have experience serving as executive officers, or on boards of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends. Other directors have experience as directors or trustees of significant academic, research, nonprofit and philanthropic institutions, which bring unique perspectives to the Board. The biographies below describe the skills, qualities, attributes and experience of each of the nominees that led the Board to determine that it is appropriate to nominate these directors.

The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Board believe the skills, qualities, attributes and experience of its directors provide the Company with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of the Company and represent the best interests of the Company’s shareholders.

Name	Position With the Company	Age as of the Annual Meeting	Director Since
William V. Campbell	Director	71	1997
Timothy D. Cook	Director and Chief Executive Officer	51	2011
Millard S. Drexler	Director	67	1999
Al Gore	Director	63	2003
Robert A. Iger	Director	61	2011
Andrea Jung	Director	53	2008
Arthur D. Levinson	Chairman of the Board	61	2000
Ronald D. Sugar	Director	63	2010

William V. Campbell has been Chairman of Intuit Inc. (“Intuit”) since August 1998 and was Chief Executive Officer and director of Intuit from 1994 until August 1998. Mr. Campbell also is Chair of the Board of Trustees of Columbia University and a director of The National Football Foundation & College Hall of Fame, Inc. Among other qualifications, Mr. Campbell brings to the Board executive leadership experience, including his service as a Chairman of a public company, along with extensive financial expertise and technological and industry experience.

Timothy D. Cook is the Company’s Chief Executive Officer (the “CEO”). Mr. Cook joined the Company in March 1998 and was appointed as a director in August 2011. From 2005 until his appointment as Chief Executive Officer in August 2011, Mr. Cook served as the Company’s Chief Operating Officer. Mr. Cook also served as Executive Vice President, Worldwide Sales and Operations from 2002 to 2005. In 2004, his responsibilities were expanded to include the Company’s Macintosh hardware engineering. From 2000 to 2002, Mr. Cook served as Senior Vice President, Worldwide Operations, Sales, Service and Support. From 1998 to

2000, Mr. Cook served as Senior Vice President, Worldwide Operations. Prior to joining the Company, Mr. Cook was Vice President, Corporate Materials for Compaq Computer Corporation (“Compaq”). Prior to his work at Compaq, Mr. Cook was Chief Operating Officer of the Reseller Division at Intelligent Electronics. Mr. Cook also spent 12 years with International Business Machines Corporation (“IBM”), most recently as Director of North American Fulfillment. Mr. Cook also has served as a director of NIKE, Inc. since November 2005. Among other qualifications, Mr. Cook brings to the Board extensive executive leadership experience in the technology industry, including the management of worldwide operations, sales, service and support.

Millard S. Drexler has been Chairman and Chief Executive Officer of J.Crew Group, Inc. since January 2003. Previously, Mr. Drexler was Chief Executive Officer of The Gap, Inc. (“Gap”) from 1995 and President from 1987 to September 2002. Mr. Drexler also was a director of Gap from November 1983 to October 2002. Among other qualifications, Mr. Drexler brings to the Board executive leadership experience, including his service as a chief executive officer of a public company, along with extensive brand marketing experience.

Al Gore has served as Executive Chairman of Current TV since 2002, Chairman of Generation Investment Management since 2004, and a partner of Kleiner Perkins Caufield & Byers since 2007. Mr. Gore also is Chairman of the Climate Reality Project. Among other qualifications, Mr. Gore brings to the Board executive leadership experience, a valuable and different perspective due to his extensive background in politics, government and environmental rights, along with experience in asset management and venture capital.

Robert A. Iger has served as President and Chief Executive Officer of The Walt Disney Company (“Disney”) since October 2005, having previously served as President and Chief Operating Officer since January 2000 and as President of Walt Disney International and Chairman of the ABC Group from 1999 to January 2000. Prior to that, from 1974 to 1998, Mr. Iger held a series of positions with increasing responsibility at ABC, Inc. and its predecessor Capital Cities/ABC, Inc. Mr. Iger is a member of the board of directors of the National September 11 Memorial & Museum, the Lincoln Center for the Performing Arts, and the U.S.-China Business Council. Since June 2010, Mr. Iger has also served on the President’s Export Council. Among other qualifications, Mr. Iger brings to the Board executive leadership experience, including his service as a chief executive officer of a large public company, along with extensive financial expertise and experience in international exports and brand marketing.

Andrea Jung joined Avon Products, Inc. (“Avon”) in January 1994 and has been Chairman and Chief Executive Officer of Avon since September 2001, having previously served as Chief Executive Officer of Avon since November 1999 and as a director of Avon since January 1998. Since July 1998, Ms. Jung also has been a director of General Electric Company, where she serves on the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. She also is a member of the New York Presbyterian Hospital Board of Trustees, a director of Catalyst, a nonprofit corporate membership research and advisory organization, and Vice Chairman of the World Federation of Direct Selling Associations. Among other qualifications, Ms. Jung brings to the Board executive leadership experience, including her service as a chief executive officer of a large public multinational company, along with extensive brand marketing and consumer products experience.

Arthur D. Levinson has been Chairman of Genentech, Inc. (“Genentech”) since September 1999. Previously, Dr. Levinson also served as Chief Executive Officer of Genentech from July 1995 to April 2009. Since May 2009, Dr. Levinson has served as an advisor to Genentech’s Research and Early Development center and as a member of the Scientific Resource Board, Genentech’s external advisory group. Dr. Levinson is a director of NGM Biopharmaceuticals, Inc. He also serves as a director of Amyris, Inc., on the Board of Scientific Consultants of the Memorial Sloan-Kettering Cancer Center, on the Industrial Advisory Board of the California Institute for Quantitative Biomedical Research, on the Advisory Council for the Princeton University Department of Molecular Biology, on the Advisory Council for the Lewis-Sigler Institute for Integrative Genomics, and on the Executive Council of TechNet. Among other qualifications, Dr. Levinson brings to the Board executive leadership experience, including his service as a chairman of a public company, along with extensive financial expertise and brand marketing experience.

Ronald D. Sugar is the retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation (“Northrop Grumman”). Dr. Sugar was Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation from 2003 until 2009 and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc. from 2000 until the company was acquired by Northrop Grumman in 2001. He was earlier Chief Financial Officer of TRW Inc. Dr. Sugar has also been a director of Air Lease Corporation since April 2001, of Amgen Inc. since July 2010, and of Chevron Corporation since April 2005. Dr. Sugar is a member of the National Academy of Engineering, trustee of the University of Southern California, director of the Los Angeles Philharmonic Association and national trustee of the Boys and Girls Clubs of America. Among other qualifications, Dr. Sugar brings to the Board executive leadership experience as a chairman and chief executive officer of a major public company, financial expertise as a former chief financial officer, understanding of advanced technology, and a global business perspective from his service on other boards.

Role of the Board; Corporate Governance Matters

The Board oversees the Company’s CEO and other senior management in the competent and ethical operation of the Company and assures that the long-term interests of the shareholders are being served. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines available on the Company’s website at www.apple.com/investor.

The Board met a total of five times during 2011. The Board has determined that all Board members, excluding Mr. Cook, are independent under the applicable NASDAQ and SEC rules.

Board Leadership Structure

Upon Mr. Jobs’s resignation as the Company’s CEO on August 24, 2011, the Board appointed Mr. Jobs as Chairman of the Board and Mr. Cook as CEO. Mr. Jobs served as Chairman of the Board from August 24, 2011 until his passing on October 5, 2011. The Board appointed Dr. Levinson as Chairman of the Board on November 15, 2011. The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management; the ability of the Board to carry out its roles and responsibilities on behalf of the shareholders; and the Company’s overall corporate governance. The Board also believes that the current separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing the Company and leverage the experience and perspectives of the Chairman. The Board, however, periodically reviews the leadership structure and may make changes in the future.

Board Committees

The Board has a standing Audit and Finance Committee (the “Audit Committee”), Compensation Committee, and Nominating Committee. The Board has determined that the Chairs and all committee members are independent under the applicable NASDAQ and SEC rules. The members of the committees are identified in the table below.

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee
William V. Campbell	—	Member	Chair
Timothy D. Cook	—	—	—
Millard S. Drexler	—	Member	Member
Al Gore	—	Member	Member
Robert A. Iger	Member	—	—
Andrea Jung	—	Chair	—
Arthur D. Levinson	Member	—	—
Ronald D. Sugar	Chair	—	—

The Audit Committee is responsible primarily for overseeing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and system of internal controls, reviewing significant financial transactions, and oversight of enterprise risk management. The Audit Committee met a total of nine times during 2011.

The Compensation Committee is responsible primarily for reviewing the compensation arrangements for the Company’s executive officers, including the CEO, administering the Company’s equity compensation plans, and reviewing the compensation of the Board. The Compensation Committee’s authority to grant equity awards may not be delegated to the Company’s management or others. The Compensation Committee met a total of four times during 2011. For a description of the Compensation Committee’s processes and procedures, including the roles of the Company’s executive officers and independent compensation consultants in the Compensation Committee’s decision-making process, please see the section entitled “Compensation Discussion and Analysis” below.

The Nominating Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness and is primarily responsible for oversight of corporate governance, including implementing the Company’s Corporate Governance Guidelines. In evaluating potential nominees to the Board, the Nominating Committee considers, among other things, independence, character, ability to exercise sound judgment, age, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board. The Nominating Committee is also committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. The Nominating Committee considers candidates proposed by shareholders and evaluates them using the same criteria as for other candidates. The Nominating Committee met a total of five times during 2011 and met after the end of the fiscal year to recommend to the full Board each of the nominees for election to the Board.

The Audit Committee, Compensation Committee and Nominating Committee operate under written charters adopted by the Board. These charters are available on the Company’s website at www.apple.com/investor.

During 2011, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

There are no family relationships among executive officers and directors of the Company.

Board Oversight of Risk Management

The Board believes that evaluating how the executive team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. A Risk Oversight Committee consisting of key members of management, including the Company’s Chief Financial Officer and General Counsel, assists the Audit Committee in fulfilling its oversight responsibilities with regard to risks inherent to the business of the Company, the identification, assessment, management, and monitoring of those risks, and risk management decisions, practices, and activities of the Company. The Risk Oversight Committee reports regularly to the Audit Committee, and the Audit Committee makes periodic reports to the Board.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The committee chairs periodically apprise the Board of significant risks and management’s response to those risks. While the Board and its committees oversee risk management strategy, management is responsible for implementing, supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped and are tied to overall corporate performance, and also are a relatively small percentage of executive officers’ total compensation opportunities. The majority of compensation provided to the executive officers is in the form of long-term equity awards that help further align executives’ interests with those of the Company’s shareholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term shareholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are capped, and the Company has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of the Company’s executive officers, a substantial portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of shareholders.

Audit Committee Financial Experts

The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC and also meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(l) under the Exchange Act.

Code of Ethics

The Company has a code of ethics, “Business Conduct: The Way We Do Business Worldwide,” that applies to all of the Company’s employees, including its principal executive officer, principal financial officer and principal accounting officer, as well as the Board. A copy of this code is available on the Company’s website at www.apple.com/investor. The Company intends to disclose any changes in or waivers from its code of ethics by posting such information on its website or by filing a Form 8-K.

Compensation of Directors

The Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee. A substantial portion of each director’s annual retainer is in the form of equity. Under the Company’s 1997 Director Stock Plan as amended in November 2009 (the “Director Plan”), members of the Board who are not also Company employees (“Non-Employee Directors”) are granted restricted stock units (“RSUs”) on the date of the annual meeting of shareholders (each, an “Annual RSU Award”). The number of RSUs subject to each Annual RSU Award is determined by dividing $200,000 by the per-share closing price of the Company’s common stock on the date of grant (rounded to the nearest whole share). All Annual RSU Awards to directors will vest on February 1 of the year following the year in which the award is granted, subject to continued service on the Board.

A Non-Employee Director who is newly appointed to the Board other than in connection with an annual meeting of shareholders will generally also receive a grant of RSUs upon appointment (each, an “Initial RSU Award”), except that a Non-Employee Director who joins the Board after February 1 of a particular year and prior to the annual meeting for that year will not receive an Initial RSU Award. The number of RSUs subject to each Initial RSU Award is determined in the same manner as described above for Annual RSU Awards, but the grant-date value of the award is prorated based on the portion of the year that has passed since the last annual meeting. Initial RSU Awards will vest on the vesting date established for the Annual RSU Awards made at the last annual meeting prior to the date on which the Non-Employee Director joined the Board.

Prior to the November 2009 amendment, the Director Plan provided that Non-Employee Directors would receive a stock option grant for 30,000 shares upon joining the Board that was subject to a three-year vesting schedule, and stock options for 10,000 shares on the fourth anniversary of their election or appointment to the Board and each anniversary thereafter for as long as they continued to serve on the Board. These grants were generally intended as compensation for the preceding year’s service on the Board.

As amended in November 2009, the Director Plan provides for the Non-Employee Directors to receive a one-time, prorated stock option grant (each such grant, a “Transition Option Grant”). The Transition Option Grants were intended to compensate directors for periods of service that would not otherwise be covered due to the change in the timing of the annual grants from the anniversary of the date each director joined the Board to the date of the annual meeting of shareholders. Because each Non-Employee Director generally had a different appointment date, and therefore a correspondingly different annual option grant date, the size of each Transition Option Grant generally differed as well.

At the 2011 annual meeting of shareholders, only Ms. Jung was granted a Transition Option Grant because the initial option granted to her upon her joining the Board in January 2008 had not fully vested as of the 2010 annual meeting date. All other Non-Employee Directors, except for Dr. Sugar, who was appointed to the Board on November 16, 2010, and Mr. Iger, who was appointed to the Board on November 15, 2011, and were therefore ineligible to receive a Transition Option Grant under the amended Director Plan, were granted Transition Option Grants at the 2010 annual meeting of shareholders, as reported in the 2011 proxy statement. The Transition Option Grant to Ms. Jung in 2011 was therefore the last Transition Option Grant awarded under the amended Director Plan. As shown in Column (d) of the table below and the footnote thereto, the number of shares subject to the Transition Option Grant to Ms. Jung was 1,370. As was the case with the Transition Option Grants made to the other Non-Employee Directors at the 2010 annual meeting of shareholders, the Transition Option Grant to Ms. Jung is fully vested and immediately exercisable on the date of grant, has an exercise price equal to the closing price of the Company’s common stock on the date of grant and has a maximum term of 10 years.

Non-Employee Directors receive a $50,000 annual retainer. The Chair of the Audit Committee receives an additional annual retainer of $25,000. Beginning November 15, 2011, the Chairman of the Board is entitled to receive an additional annual retainer of $200,000. All retainers are paid in quarterly installments. Other than the Chair of the Audit Committee and the Chairman of the Board, directors do not receive any additional compensation for serving as Chair or member of any committee.

In addition, under the Company’s Board of Directors Equipment Program, each Non-Employee Director is eligible to receive, upon request and free of charge, one of each new product introduced by the Company and is eligible to purchase additional equipment at a discount.

Director Compensation—2011

The following table presents information regarding the compensation paid during 2011 to Non-Employee Directors who served on the Board during the year. The compensation paid to Messrs. Jobs and Cook is presented below under “Executive Compensation” in the table entitled “Summary Compensation Table—2011, 2010, and 2009” and the related explanatory tables. Mr. Jobs did not and Mr. Cook does not receive any compensation for their services as members of the Board.

Name(a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(1)(c)	Option Awards ($)(1)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(2)(g)	Total ($)(h)
William V. Campbell	50,000	200,090	—	—	—	5,230	255,320
Millard S. Drexler	50,000	200,090	—	—	—	13,675	263,765
Al Gore	50,000	200,090	—	—	—	10,639	260,729
Robert A. Iger(3)	—	—	—	—	—	—	—
Andrea Jung	50,000	200,090	248,148	—	—	3,787	502,025
Arthur D. Levinson	50,000	200,090	—	—	—	6,706	256,796
Ronald D. Sugar(4)	75,000	255,884	—	—	—	2,615	333,499

(1)	In accordance with SEC rules, the amounts reported in Columns (c) and (d) of the table above reflect the aggregate grant date fair value of stock awards and option awards, respectively, granted to Non-Employee Directors during 2011 and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 6, “Shareholders’ Equity and Share-Based Compensation.”

The following table presents the number of outstanding and unexercised option awards and the number of outstanding RSUs held by each of the Non-Employee Directors as of September 24, 2011.

Director	Number of Shares Subject to Outstanding Options as of 9/24/11	Number of Shares Subject to Outstanding RSUs as of 9/24/11
William V. Campbell	65,589	584
Millard S. Drexler	97,562	584
Al Gore	98,397	584
Robert A. Iger(3)	—	—
Andrea Jung	31,370	584
Arthur D. Levinson	75,342	584
Ronald D. Sugar(4)	—	584

Ms. Jung received an automatic Transition Option Grant on February 23, 2011. The number of shares subject to the Transition Option Grant was 1,370. The grant had a fair value of $248,148 on the grant date. All Non-Employee Directors received an automatic grant of 584 RSUs on February 23, 2011, and the grant date fair value for each grant was $200,090. Dr. Sugar received an automatic Initial RSU Award of 185 RSUs on November 16, 2010 upon joining the Board. The Initial RSU Award to Dr. Sugar had a grant date fair value of $55,794, bringing the total grant date fair value of RSU awards to Dr. Sugar during the fiscal year ended on September 24, 2011 to $255,884. For information on the assumptions and methodologies used to value these awards, please see the discussion of option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 6, “Shareholders’ Equity and Share-Based Compensation.”

(2)	The amounts reported in Column (g) of the table above reflect one or more products made available under the Company’s Board of Directors Equipment Program.

(3)	Mr. Iger was appointed to the Board on November 15, 2011, after the end of the fiscal year. As a result, Mr. Iger did not receive any compensation from the Company in fiscal year 2011. In connection with his appointment to the Board on November 15, 2011, Mr. Iger received an automatic Initial RSU Award of 142 RSUs, which is scheduled to vest on February 1, 2012.

(4)	The amount reported for Dr. Sugar in Column (b) of the table above reflects a $50,000 annual retainer for his services as a Non-Employee Director during 2011, and an additional $25,000 retainer for his services as the Chair of the Audit Committee.

Communications with the Board

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s General Counsel at 1 Infinite Loop, Cupertino, California 95014, MS: 301-4GC, with a request to forward the communication to the intended recipient or recipients. In general, any shareholder communication delivered to the Company’s General Counsel for forwarding to the Board or specified Board member or members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters can be found on the Company’s website at www.apple.com/investor.

Attendance of Directors at 2011 Annual Meeting of Shareholders

All directors are expected to attend the Company’s annual meeting of shareholders. All of the Company’s directors as of February 23, 2011 attended the 2011 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

Mr. Drexler, Mr. Gore, and Ms. Jung were the members of the Compensation Committee during fiscal year 2011. Mr. Campbell joined the Compensation Committee on November 15, 2011 and was not a member of the Compensation Committee during fiscal year 2011. None of Mr. Drexler, Mr. Gore, or Ms. Jung is or has been an executive officer of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2011.

Executive Officers

The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Cook, who is both a director and an executive officer of the Company, may be found in the section entitled “Directors.”

Name	Position with the Company	Age as of the Annual Meeting
Eduardo H. Cue	Senior Vice President, Internet Software and Services	47
Scott Forstall	Senior Vice President, iOS Software	43
Robert Mansfield	Senior Vice President, Hardware Engineering	51
Peter Oppenheimer	Senior Vice President, Chief Financial Officer	49
Philip W. Schiller	Senior Vice President, Worldwide Product Marketing	51
D. Bruce Sewell	Senior Vice President, General Counsel and Secretary	53
Jeffrey E. Williams	Senior Vice President, Operations	48

Eduardo H. Cue, Senior Vice President, Internet Software and Services, joined the Company in January 1989. Mr. Cue has held various positions with the Company, including Vice President of Internet Services and Senior Director of iTunes Operations. Mr. Cue holds a degree in Computer Science and Economics from Duke University.

Scott Forstall, Senior Vice President, iOS Software, joined the Company in February 1997 upon the Company’s acquisition of NeXT. Mr. Forstall also has served the Company as Vice President of Platform Experience while leading several releases of Mac OS X, and as Director of Application Frameworks. Prior to joining the Company, Mr. Forstall worked at NeXT developing core technologies.

Robert Mansfield, Senior Vice President, Hardware Engineering, joined the Company in November 1999 as Vice President of Development Engineering and assumed his current position in May 2008. Prior to joining the Company, Mr. Mansfield was Vice President of Engineering at Raycer Graphics and a Senior Director at Silicon Graphics, Inc.

Peter Oppenheimer, Senior Vice President, Chief Financial Officer, joined the Company in July 1996. Mr. Oppenheimer also served the Company as Vice President and Corporate Controller and as Senior Director of Finance for the Americas. Prior to joining the Company, Mr. Oppenheimer was Chief Financial Officer of one of the four business units for Automatic Data Processing, Inc. (“ADP”). Prior to joining ADP, Mr. Oppenheimer spent six years in the Information Technology Consulting Practice with Coopers and Lybrand. Mr. Oppenheimer received a bachelors degree from California Polytechnic University, San Luis Obispo and an M.B.A. from the University of Santa Clara.

Philip W. Schiller, Senior Vice President, Worldwide Product Marketing, rejoined the Company in April 1997. Prior to rejoining the Company, Mr. Schiller was Vice President of Product Marketing at Macromedia, Inc. from December 1995 to March 1997 and Director of Product Marketing at FirePower Systems, Inc. from 1993 to December 1995. Prior to that, Mr. Schiller spent six years at the Company in various marketing positions.

D. Bruce Sewell, Senior Vice President, General Counsel and Secretary, joined the Company in September 2009. Prior to joining the Company, he served as Senior Vice President, General Counsel of Intel Corporation (“Intel”) from 2005. Mr. Sewell also served as Intel’s Vice President, General Counsel from 2004 to 2005 and Vice President of Legal and Government Affairs, Deputy General Counsel from 2001 to 2004. Prior to joining Intel in 1995, Mr. Sewell was a partner in the law firm of Brown and Bain PC.

Jeffrey E. Williams, Senior Vice President, Operations, joined the Company in June 1998 and assumed his current position in July 2010. Mr. Williams also served the Company as Head of Worldwide Procurement and Vice President of Operations. Prior to joining the Company, Mr. Williams worked in a number of operations and engineering roles at IBM from 1985 to 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 17, 2011 (the “Table Date”), unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled “Summary Compensation Table—2011, 2010, and 2009” under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group. As of the Table Date, 932,047,790 shares of the Company’s common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, all persons named below can be reached at Apple Inc., 1 Infinite Loop, Cupertino, California 95014.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding
BlackRock, Inc.	48,764,466	(2)	5.23%
Fidelity Investments	56,106,951	(3)	6.02%
William V. Campbell	67,163	(4)	*
Timothy D. Cook	13,754	(5)	*
Millard S. Drexler	98,146	(6)	*
Eduardo H. Cue	8,782	(7)	*
Scott Forstall	2,925	(8)	*
Al Gore	100,971	(9)	*
Robert A. Iger	2,887	(10)	*
Ronald B. Johnson	232,875	(11)	*
Andrea Jung	22,031	(12)	*
Arthur D. Levinson	271,654	(13)	*
Peter Oppenheimer	5,580	(14)	*
Ronald D. Sugar	769	(15)	*
All current executive officers and directors as a group (15 persons)	627,832	(16)	*

(1)	Represents shares of the Company’s common stock held and options held by such individuals that were exercisable at the Table Date or within 60 days thereafter. This does not include RSUs that vest more than 60 days after the Table Date. The excluded RSUs are noted in the footnotes below. RSUs are awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.

(2)	Based on a Schedule 13G filed February 2, 2011 by BlackRock, Inc. BlackRock, Inc. lists its address as 40 East 52nd Street, New York, NY 10022, in such filing.

(3)	Based on a Schedule 13G filed February 14, 2011 by FMR LLC. FMR LLC lists its address as 82 Devonshire Street, Boston, MA 02109, in such filing.

(4)	Includes 65,589 shares of the Company’s common stock that Mr. Campbell has the right to acquire by exercise of stock options and 584 RSUs vesting on February 1, 2012.

(5)	Excludes 1,362,500 unvested RSUs held by Mr. Cook.

(6)	Includes 97,562 shares of the Company’s common stock that Mr. Drexler has the right to acquire by exercise of stock options and 584 RSUs vesting on February 1, 2012.

(7)	Represents 8,782 shares of the Company’s common stock that Mr. Cue holds indirectly through a trust. Excludes 267,500 unvested RSUs held by Mr. Cue.

(8)	Excludes 370,000 unvested RSUs held by Mr. Forstall.

(9)	Includes 98,397 shares of the Company’s common stock that Mr. Gore has the right to acquire by exercise of stock options and 584 RSUs vesting on February 1, 2012.

(10)	Includes 75 shares of the Company’s common stock held by Mr. Iger’s spouse, 2,670 shares of the Company’s common stock that Mr. Iger holds indirectly through a trust, and 142 RSUs held by Mr. Iger vesting on February 1, 2012.

(11)	Mr. Johnson departed the Company effective October 31, 2011 and the information provided above speaks as of such date.

(12)	Includes 21,370 shares of the Company’s common stock that Ms. Jung has the right to acquire by exercise of stock options and 584 RSUs vesting on February 1, 2012.

(13)	Includes 2,000 shares of the Company’s common stock held by Dr. Levinson’s spouse, 75,342 shares of the Company’s common stock that Dr. Levinson has the right to acquire by exercise of stock options and 584 RSUs vesting on February 1, 2012.

(14)	Excludes 400,000 unvested RSUs held by Mr. Oppenheimer.

(15)	Includes 584 RSUs held by Dr. Sugar vesting on February 1, 2012.

(16)	Includes 390,260 shares of the Company’s common stock that executive officers and directors have the right to acquire by exercise of stock options, 26,250 RSUs that have vested in October 2011, and 3,646 RSUs vesting on February 1, 2012. Excludes 3,712,500 unvested RSUs held by executive officers.

*	Represents less than 1% of the issued and outstanding shares of the Company’s common stock as of the Table Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were timely met during 2011, except that one Form 4 was filed for Betsy Rafael on February 4, 2011 with respect to the acquisition of 7,000 RSUs on October 5, 2010.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. A copy of this policy is available on the Company’s website at www.apple.com/investor.

The policy provides that the Audit Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	The related person’s interest in the transaction;

•	The approximate dollar value of the amount involved in the transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the Company;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to the Company of, the transaction; and

•

Any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve or ratify transactions. A summary of any new transactions pre-approved or ratified by the Chair is provided to the full Audit Committee for its review in connection with its next scheduled Audit Committee meeting.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•	Employment as an executive officer, subject to conditions;

•	Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of SEC Regulation S-K;

•

Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenue;

•

Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

Any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis, such as dividends.

A summary of new transactions covered by the standing pre-approvals described above is provided to the Audit Committee for its review at each regularly scheduled Audit Committee meeting.

Transactions with Related Persons

The Company enters into commercial dealings with Disney, J.Crew and Avon that it considers arms-length, including sales arrangements and, in the case of Disney, iTunes Store content licensing agreements and similar arrangements. The Company enters into these commercial dealings in the ordinary course of its business. Mr. Jobs was a director of Disney during the fiscal year, and Mr. Iger, a director of the Company since November 15, 2011, is President and Chief Executive Officer and a director of Disney. Mr. Drexler is Chairman and Chief Executive Officer of J.Crew. Ms. Jung is Chairman and Chief Executive Officer of Avon. The Company does not believe that Mr. Jobs had and any of Mr. Drexler, Mr. Iger, or Ms. Jung has a material direct or indirect interest in any of such commercial dealings.

The Board has determined that all Board members, excluding Mr. Cook, are independent under the applicable NASDAQ and SEC rules. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

During fiscal year 2011, the Compensation Committee consisted of three Non-Employee Directors: Messrs. Drexler and Gore and Ms. Jung,1 each of whom the Board has determined is independent under the applicable NASDAQ rules. The Compensation Committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.apple.com/investor.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Members of the Compensation Committee

Millard S. Drexler	Al Gore	Andrea Jung (Chair)

Compensation Discussion and Analysis

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Steven P. Jobs	Former Chief Executive Officer
Timothy D. Cook	Chief Executive Officer
Peter Oppenheimer	Senior Vice President, Chief Financial Officer
Eduardo H. Cue	Senior Vice President, Internet Software and Services
Scott Forstall	Senior Vice President, iOS Software
Ronald B. Johnson	Senior Vice President, Retail

EXECUTIVE SUMMARY

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests.

Mr. Jobs, the Company’s former CEO and Chairman of the Board, passed away on October 5, 2011. Mr. Jobs had resigned as the Company’s CEO on August 24, 2011, while remaining an employee. On the same date, the Board appointed Mr. Jobs as Chairman of the Board and Mr. Cook as CEO. Mr. Cook joined the Company in 1998 and previously served as the Company’s Chief Operating Officer.

[1]	Mr. Campbell was appointed to the Compensation Committee on November 15, 2011 and did not participate in the Compensation Committee deliberations regarding the Compensation Discussion and Analysis included below.

In connection with Mr. Cook’s appointment as CEO, the Board granted Mr. Cook 1,000,000 RSUs as a promotion and retention award. The RSUs are payable, subject to vesting, on a one-for-one basis in shares of the Company’s common stock. Fifty percent (50%) of Mr. Cook’s award is scheduled to vest on August 24, 2016 (five years after the award date) and fifty percent (50%) of Mr. Cook’s award is scheduled to vest on August 24, 2021 (ten years after the award date), subject to Mr. Cook’s continued employment with the Company through the applicable vesting date. In light of Mr. Cook’s experience with the Company, including his leadership during Mr. Jobs’s prior leaves of absence, the Board views his retention as CEO as critical to the Company’s success and smooth leadership transition. The RSU award is intended as a long-term retention incentive for Mr. Cook, and, accordingly, should be viewed as compensation over the 10-year vesting period and not solely as compensation for 2011.

In 2011, the Company’s revenue grew to $108.2 billion, representing an increase of $43.0 billion or 66% over the prior year. Net income grew to $25.9 billion in 2011, an increase of $11.9 billion or 85% over the prior year. The Company’s strong earnings and operational performance helped drive a cash and marketable securities balance of $81.6 billion at the end of 2011, an increase of $30.6 billion over the prior year-end. Further, the Company’s total shareholder return over the prior 1-, 3- and 5-year periods was 34%, 235% and 395%, respectively.

While Mr. Jobs served as CEO, the Company believed that his level of stock ownership significantly aligned his interests with shareholders’ interests; therefore, his total compensation consisted of a salary of $1 per year.

The compensation for the other named executive officers consists of three elements—long-term equity awards in the form of RSU awards, annual performance-based cash bonuses, and base salaries—that are designed to reward performance in a simple and straightforward manner. The compensation program is weighted toward long-term equity awards rather than cash compensation in order to maximize retention and ensure that a significant portion of the named executive officers’ compensation is tied to the Company’s long-term stock price performance. The named executive officers’ 2011 cash compensation levels were substantially below the levels generally provided by peer companies, despite the Company’s strong financial performance. In addition, the Company has no long-term cash compensation program, nor does it have a pension plan.

The Company’s executive compensation program is intended to promote and retain stability within the executive team. Each named executive officer has been an employee of the Company for at least 10 years. The Company expects each of its executive officers to contribute to the Company’s overall success as a member of the executive team rather than focus solely on specific objectives within the officers’ area of responsibility.

Because the Company’s executive officers operate as a team, the Compensation Committee’s decisions on executive compensation in 2011 were largely driven by considerations of internal pay equity as to the named executive officers, other than Mr. Jobs and Mr. Cook. As a result, the compensation awarded to Messrs. Oppenheimer, Forstall and Johnson in 2011 was largely the same. Mr. Cook’s compensation is set at a higher level than the compensation for the other members of the executive team to reflect his responsibilities for the overall leadership of the Company.

On August 24, 2011, Mr. Cue was promoted to Senior Vice President, Internet Software and Services and joined the executive team. In connection with Mr. Cue’s promotion, he received an award of 100,000 RSUs, which represented a retention award to align the value of Mr. Cue’s unvested equity with that of his peers on the executive team. Fifty percent (50%) of Mr. Cue’s award is scheduled to vest on August 24, 2013 and the remaining fifty percent (50%) of Mr. Cue’s award is scheduled to vest on August 24, 2015, subject to Mr. Cue’s continued employment with the Company through the applicable vesting date. Mr. Cue’s annualized base salary was increased to $700,000 to match the then-current base salaries of his peers on the executive team.

The Company’s recent practice has been to grant regular RSU awards to the named executive officers (other than the CEO) every two years, with limited exceptions for special cases, such as awards to new hires or in connection with promotions. Consistent with this practice, the Company did not grant any regular RSU awards in 2011.

The Company’s goal is to keep its executive compensation program simple in design. None of the named executive officers has any type of employment agreement or severance arrangement with the Company. The Company does not provide tax reimbursements or supplemental retirement benefits to the named executive officers, nor does it provide perquisites or change in control benefits to these officers that are not available to employees generally.

EXECUTIVE COMPENSATION DECISION-MAKING PROCESS

Determining Compensation for the Chief Executive Officer

Mr. Jobs. In 2011, Mr. Jobs’s compensation consisted of a $1 annual salary. As of the end of 2011, Mr. Jobs owned approximately 5.5 million shares of the Company’s common stock. Since rejoining the Company in 1997, Mr. Jobs had not sold any of his shares of the Company’s stock. Mr. Jobs held no unvested equity awards. The Company recognized that Mr. Jobs’s level of stock ownership significantly aligned his interests with shareholders’ interests.

Mr. Cook. In connection with Mr. Cook’s appointment as CEO and as noted above, the Board granted Mr. Cook 1,000,000 RSUs as a promotion and retention award. Fifty percent (50%) of Mr. Cook’s award is scheduled to vest on August 24, 2016 (five years after the award date) and fifty percent (50%) of Mr. Cook’s award is scheduled to vest on August 24, 2021 (ten years after the award date), subject to Mr. Cook’s continued employment with the Company through the applicable vesting date.

Except for the longer 10-year vesting term, Mr. Cook’s award is subject to the same standard terms and conditions that apply to the Company’s RSU awards generally. Accordingly, the award provides that Mr. Cook’s unvested RSUs will be forfeited if his employment terminates in any circumstances, other than death or disability. In addition, the award is subject to the “recoupment” provisions of the Company’s standard form of RSU agreement, which provide that the award may be recovered under certain circumstances.

The Board’s determination of the amount of the RSU award was subjective. There was no formula or peer group “benchmark” used in determining the award amount. Rather, the award was the product of the Board’s business judgment, which was informed by the experience of the Board members, the input received from Mr. Jobs, and the Board’s assessment of Mr. Cook’s performance in assuming responsibility for the Company’s day-to-day operations during Mr. Jobs’s prior leaves of absence. The Board also took into account the 10-year vesting period of the award, the importance of retaining Mr. Cook, and the opportunities Mr. Cook would likely have if he were to seek other employment. Finally, the Board considered the value of Mr. Cook’s existing equity awards that are scheduled to vest in 2012 and 2014 to encourage his short-term retention.

Mr. Cook’s award had a grant-date value, as determined for financial reporting purposes, of $376,180,000. This was calculated by multiplying 1,000,000 RSUs by $376.18, the closing price of a share of the Company’s common stock on August 24, 2011, the date the award was granted. In accordance with applicable SEC rules, the full grant-date value appears in the table entitled “Summary Compensation Table—2011, 2010, and 2009” in this Proxy Statement as 2011 compensation in the “Stock Awards” column for Mr. Cook. However, the award is intended as a long-term retention incentive for Mr. Cook (vesting over 10 years) and accordingly should be viewed as compensation over the 10-year vesting period and not solely as compensation for 2011.

Determining Compensation for the Other Named Executive Officers

Team-Based Approach and Performance Expectations. Each named executive officer is a member of the Company’s executive team. The compensation program for the named executive officers rests on two principles. First, each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. The Company believes that executives who underperform should either be removed from the executive team with their compensation adjusted accordingly, or be dismissed from the Company. Second, each named executive officer must contribute as a member of the executive team to the Company’s overall success rather than focus solely on specific objectives within the officer’s area of responsibility. This team-based approach requires the Company to carefully consider the relative compensation levels among all executive team members, and thus the Company’s executive compensation program is designed to be internally consistent and equitable.

Discretion and Judgment of the Compensation Committee. The Compensation Committee determines all compensation for the named executive officers. Each year, the Compensation Committee conducts an evaluation of each named executive officer to determine if changes in the officer’s compensation are appropriate based on the considerations described below. Neither Mr. Jobs nor Mr. Cook participated in the Compensation Committee’s deliberations or decisions with regard to his own compensation. At the Compensation Committee’s request, the CEO provides input for the Compensation Committee regarding the performance and appropriate compensation of the other named executive officers. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other named executive officers because of his direct knowledge of each executive officer’s performance and contributions.

The Role of the Compensation Consultant. The Compensation Committee has selected and directly retains the services of Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent executive compensation consulting firm. F.W. Cook does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. F.W. Cook also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for the named executive officers.

The Role of Peer Companies and Benchmarking. With the assistance of F.W. Cook, the Compensation Committee identified a group of peer companies to use for compensation comparison purposes for 2011. In determining the peer group, the Compensation Committee selected U.S.-based, stand-alone, publicly traded companies that, in its view, compete with the Company for talent, have revenue and market capitalization that are generally comparable to the Company, and are in one of the following industries: communications equipment, computers and peripherals, diversified telecommunications services, internet and catalog retail, internet software and services, media, semiconductors and semiconductor equipment, or software. The peer companies are reviewed each year, and, in 2011, no changes were made from the peer group used for compensation comparison purposes in 2010. The following is the complete list of peer companies for 2011:

Amazon.com, Inc.	Google Inc.	Oracle Corporation
AT&T Inc.	Hewlett-Packard Company	QUALCOMM Incorporated
Cisco Systems, Inc.	Intel Corporation	Texas Instruments Incorporated
Comcast Corporation	International Business Machines Corporation	Time Warner Inc.
Dell Inc.	Microsoft Corporation	Verizon Communications Inc.
EMC Corporation	News Corporation	The Walt Disney Company

The Compensation Committee reviews both compensation and performance at peer companies to inform its decision-making process so it can set total compensation levels that it believes are commensurate with the Company’s performance. The Compensation Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries “above the median” or equity compensation “at the 75th percentile.” The Compensation Committee further believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the named executive officers because compensation benchmarking does not take the specific performance of the named executive officers, or the performance of the Company, into account. In addition, peer group statistics do not reflect or account for the larger size of the Company, in terms of market capitalization, revenue growth, and operating income growth, relative to the peer companies.

The Role of Shareholder Say-on-Pay Votes. The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of shareholders held in February 2011, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation, and did not change its approach in 2011. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

ELEMENTS OF THE COMPENSATION PROGRAM AND 2011 COMPENSATION

The Company’s executive compensation program is simple in design. It consists of three components, listed in order of their importance:

•	Long-term equity awards in the form of RSUs under the shareholder-approved 2003 Employee Stock Plan (the “2003 Plan”);

•	Annual performance-based cash bonuses under the 2003 Plan; and

•	Base salaries.

The named executive officers are also eligible to participate in the Company’s health and welfare programs, employee stock purchase plan, 401(k) plan, matching gifts program, and other broad-based programs on the same basis as other employees.

The Role of Long-Term Equity Awards

Emphasis on RSUs. The Company believes long-term equity awards in the form of RSUs are the most effective way to attract and retain a talented executive team and align executives’ interests with those of shareholders. Accordingly, the Company’s executive compensation program is weighted considerably toward long-term equity awards rather than cash compensation. The Company believes RSUs create incentives for performance and further align the interests of executives with those of shareholders because an RSU’s value increases or decreases in conjunction with the Company’s stock price.

Frequency of Equity Awards and Impact on Total Compensation. As described above, the Company’s recent practice has been to grant equity awards to executives approximately every two years (with limited exceptions for special cases, such as awards to new hires or in connection with promotions). The Company believes that this practice is consistent with a long-term view of performance. In accordance with applicable SEC rules, the table entitled “Summary Compensation Table—2011, 2010, and 2009” includes as compensation for each named executive officer the full grant-date fair value (as determined under generally accepted accounting principles) for all equity awards granted to the named executive officer during each year reported in the table. Accordingly, the compensation reported for each named executive officer will generally be comparatively high for the years in which the Company grants RSU awards to the officers and comparatively low for the years in which the Company does not grant RSU awards.

Long Vesting Periods Maximize Retention and Support Long-Term Focus. The Company believes granting awards with long vesting periods creates a substantial retention incentive and also encourages the named executive officers to focus on the Company’s long-term business objectives and long-term stock price performance. The Compensation Committee has discretion to grant awards with different vesting schedules for new hires or employees who are promoted to the executive team, and in special cases as determined by the Committee.

Regular Equity Awards. Consistent with the Company’s practice described above and because the Company granted regular RSU awards in 2010, no regular equity awards were awarded in 2011 to the named executive officers.

CEO Award for Mr. Cook. On August 24, 2011, the Board granted Mr. Cook a retention award of 1,000,000 RSUs, as described above under “Determining Compensation for the Chief Executive Officer.”

RSU Awards for Mr. Cue. Prior to Mr. Cue’s promotion to Senior Vice President, Internet Software and Services, he received an award of 50,000 RSUs in October 2010 as part of the Company’s regular award process for non-executives. Mr. Cue’s October 2010 award vests in full on September 21, 2014. At the time the award was granted, it was expected that Mr. Cue would likely join the executive team. As a result, the vesting date of Mr. Cue’s October 2010 award was chosen because it is the same vesting date as the regular RSU awards that were granted to the executive team in September 2010.

On August 24, 2011, Mr. Cue was promoted to Senior Vice President, Internet Software and Services and joined the executive team. In connection with Mr. Cue’s promotion, the Board appointed Mr. Cue as an executive officer of the Company and granted him an award of 100,000 RSUs. Fifty percent (50%) of Mr. Cue’s award is scheduled to vest on August 24, 2013 and the remaining fifty percent (50%) of Mr. Cue’s award is scheduled to vest on August 24, 2015, subject to Mr. Cue’s continued employment with the Company through the applicable vesting date.

The Board’s determination of the amount of Mr. Cue’s RSU awards was based generally on the value of the unvested equity held by Mr. Cue as compared to the other members of the executive team, other than Mr. Cook. In light of the Company’s team-based approach to compensation, the Board considered the relative compensation and unvested equity award levels among all executive team members (other than the CEO) to ensure that the program is internally consistent and equitable between peer executives. Following the grant of Mr. Cue’s award and the 2012 RSU awards described below under “Compensation Decisions for 2012,” each member of the executive team, other than Mr. Cook, holds approximately the same number of unvested RSUs.

The Role of Cash Compensation

Overview. The named executive officers’ cash compensation consists of base salaries and performance-based cash bonuses.

As noted above, the Company’s executive compensation program is weighted considerably toward long-term equity awards rather than cash compensation. The named executive officers’ total cash compensation opportunities for 2011 were below the 25th percentile of cash compensation levels generally provided by peer companies due to the Company’s philosophy of setting target and maximum bonus opportunities at levels lower than the range commonly provided by peer companies.

Base Salaries. Base salaries are customary and help attract and retain executives. The de-emphasized role of base salaries as part of the cash compensation program is reflected in the following:

•	Mr. Jobs received a salary of $1 per year since rejoining the Company in 1997; and

•	The base salaries for the other named executive officers are approximately at the median of peer companies.

Performance-Based Cash Bonuses. The Compensation Committee awards performance-based cash bonuses to compensate the named executive officers for achieving the Company’s annual performance goals. However, the bonuses represent a relatively small percentage of the executives’ total compensation given the Company’s emphasis on long-term equity awards. In addition, the Company prefers to emphasize long-term shareholder value creation over annual operating results. Accordingly, the bonus program is modestly funded relative to those generally in place at peer companies, as reflected by the following:

•	Mr. Jobs did not participate in the bonus program;

•	The target bonus of 50% of base salary is substantially lower than those of peer companies generally, where median target bonus payouts commonly range from 125% to 145% of base salary;

•	The maximum bonus of 100% of base salary for exceptional performance is substantially lower than the maximum bonus opportunities generally provided at peer companies; and

•	The Company has no long-term cash bonus program.

Performance Criteria. The performance criteria used to determine the annual bonuses for the named executive officers were net sales and operating income as determined in accordance with generally accepted accounting principles. These criteria were chosen because they reflect commonly recognized measures of overall company performance that are typically associated with creation of value for shareholders.

Performance Goals. Performance goals are set at target and maximum levels based on objectives in the Company’s internal business plan. The target and maximum goals for net sales in 2011 represent an increase of 36% and 43%, respectively, over the Company’s actual performance in 2010. The target and maximum goals for operating income in 2011 represent an increase of approximately 25% and 33%, respectively, over the Company’s actual performance in 2010. The table below shows the target and maximum goals and the Company’s actual performance for 2011.

	2011 (in Millions)
Performance Criteria	Target Goal	Maximum Goal	Actual Performance
Net Sales	$89,000	$93,000	$108,249
Operating Income	$22,890	$24,430	$33,790

Payout Structure. The payout structure is based on an equal weighting of operating income and net sales because each measure is considered equally important in the Company’s internal business plan. The performance-based cash bonuses are defined as a percentage of the executive’s base salary, and payouts are interpolated for achievement of performance between the target and maximum goals. No payout is made relative to a particular performance criterion unless the target performance goal is achieved with respect to that criterion. The payout structure in effect for 2011 is shown in the table below.

	Percentage of Base Salary Payable as Performance-Based Cash Bonus
Performance Criteria	Target Goal	Maximum Goal	2011 Payout Based on Actual Performance
Net Sales	25%	50%	50%
Operating Income	25%	50%	50%
Total Payout			100%

At the end of the year, the Compensation Committee determines the amount of the bonus to be paid to each executive officer by comparing the Company’s financial results to the performance goals. The Compensation Committee may, in its discretion, reduce (but not increase) the amount of any individual bonus based on its subjective assessment of the officer’s overall performance. In 2011, the Company exceeded the maximum performance goals for both net sales and operating income, and the Compensation Committee determined that no downward adjustments to the bonuses would be made based on individual performance. As a result, the Compensation Committee awarded the named executive officers, other than Mr. Jobs, performance-based cash bonuses equal to 100% of their base salaries. Mr. Cue received a pro-rated bonus of $61,538, to reflect the date he joined the executive team.

Prior to his promotion, Mr. Cue participated in the FY11 Vice President and Director Quarterly Bonus Plan and the FY11 Vice President Annual Bonus Plan (collectively, the “VP Bonus Plans”). Mr. Cue received $273,626 and $109,451, respectively, for 2011 under the VP Bonus Plans. The VP Bonus Plans use the same measures and annualized targets as the annual plan for the executive team. As a non-executive, Mr. Cue’s aggregate target annual bonus under these plans was 50% of his base salary. His actual bonus amounts under these plans reflect the portion of the year he was employed in a non-executive position.

No Employment Agreements or Other Arrangements

The named executive officers are employed at will. Based on the Company’s philosophy that its executive compensation program should be simple and directly linked to performance, the compensation program for the named executive officers does not include any of the following pay practices:

•	Employment agreements;

•	Severance arrangements;

•	Cash payments in connection with a change in control of the Company;

•	Tax reimbursements; or

•	Supplemental executive retirement benefits.

In addition, the Company does not provide any perquisites or change in control benefits to the named executive officers that are not available to other non-executive employees.

Other Considerations

Tax Deductibility of Compensation Expense. Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation the Company can deduct in any one year for compensation paid to the chief executive officer and the three most highly-compensated executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer). However, the $1 million deduction limit generally does not apply to compensation that is performance-based and provided under a shareholder-approved plan. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions as noted above and retains the flexibility to grant awards it determines to be consistent with the Company’s goal for its executive compensation program even if the award is not deductible by the Company for tax purposes.

The Company’s performance-based cash bonuses are intended to be excluded from the $1 million deduction limit because they are paid based on achievement of pre-determined performance goals established by the Compensation Committee pursuant to the 2003 Plan. While RSUs help link award holders’ interests with those of shareholders because the ultimate values of the RSU awards depend on the Company’s stock price, the Company’s RSU awards do not qualify for tax deductibility under Section 162(m) to the extent the $1 million limit is exceeded because the awards are subject to time-based vesting requirements.

Risk Considerations. The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. See the section titled “Board Oversight of Risk Management” above for an additional discussion of risk considerations.

Compensation Decisions for 2012

Long-Term Equity Awards. Consistent with the Company’s practice, described above, of granting regular RSU awards every two years, the Compensation Committee awarded regular RSU awards to members of the executive team, other than Mr. Cook, on November 2, 2011. Messrs. Oppenheimer and Forstall each received 150,000 RSUs, while Mr. Cue received 100,000 RSUs. Following the grant of the 2012 RSU awards, each member of the executive team, other than Mr. Cook, holds approximately the same number of unvested RSUs.

The 2012 RSU awards vest in two tranches over an approximate four-year vesting period. Fifty percent (50%) of Messrs. Oppenheimer and Forstall’s RSU awards are scheduled to vest on June 21, 2013 and fifty percent (50%) of their RSU awards are scheduled to vest on March 21, 2016, subject to each officer’s continued employment with the Company through the applicable vesting date. Twenty-five percent (25%) of Mr. Cue’s RSU award is scheduled to vest on September 21, 2014 and seventy-five percent (75%) of his RSU award is scheduled to vest on September 21, 2016, subject to Mr. Cue’s continued employment with the Company through the applicable vesting date.

Increases in Cash Compensation. In November 2011, the Compensation Committee determined that it was appropriate to increase the base salary of Mr. Cook to $1,400,000 from $900,000 and to increase the base salaries of the other members of the executive team, including Messrs. Cue, Oppenheimer, and Forstall, to $800,000 from $700,000.2

The Compensation Committee also determined that it was appropriate to increase the target and maximum bonus opportunities for the named executive officers in 2012. The new target and maximum annual performance-based cash bonus levels for each named executive officer are 100% and 200%, respectively, of the officer’s base salary. No other aspects of the performance-based bonus program were changed, except for the 2012 performance goals.

In deciding to increase the cash compensation levels of the named executive officers, the Compensation Committee considered the named executive officer’s performance, the Company’s financial results, and the named executive officer’s total cash compensation opportunities as compared to the total cash compensation opportunities for executives at the peer companies identified above. The Compensation Committee determined, using peer company data provided by F.W. Cook, that the 2011 base salary levels, as well as the 2011 bonus opportunities, for the named executive officers were significantly below the median of peer companies. This below median position was in spite of the Company’s superior financial performance, and larger market capitalization, revenue growth and net income growth, relative to the peer group. The changes generally have the effect of positioning target annual cash compensation for the named executive officers, other than Mr. Cook, at approximately the median annual cash compensation levels for executives at the peer companies, while the target annual cash compensation for Mr. Cook remains below the median annual cash compensation level for chief executive officers at the peer companies.

[2]	Mr. Johnson departed the Company effective October 31, 2011.

Summary Compensation Table—2011, 2010, and 2009

The following table presents information regarding compensation of each of the named executive officers for each of the years they were so designated during 2011, 2010, and 2009.

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards ($)(1)(e)	Option Awards ($)(1)(f)	Non-Equity Incentive Plan Compensation ($)(2)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(h)	All Other Compensation ($)(i)		Total ($)(j)
Steven P. Jobs Former Chief Executive Officer(3)	2011	1	—	—	—	—	—	—		1
	2010	1	—	—	—	—	—	—		1
	2009	1	—	—	—	—	—	—		1

Timothy D. Cook Chief Executive Officer	2011	900,017	—	376,180,000	—	900,000	—	16,520	(4)	377,996,537
	2010	800,016	5,000,000	52,334,250	—	900,000	—	58,306		59,092,572
	2009	800,400	—	—	—	800,000	—	40,917		1,641,317

Peter Oppenheimer Senior Vice President, Chief Financial Officer	2011	700,014	—	—	—	700,000	—	16,129	(5)	1,416,143
	2010	700,014	—	28,377,000	—	700,000	—	19,652		29,796,666
	2009	700,398	—	—	—	700,000	—	19,319		1,419,717

Eduardo H. Cue Senior Vice President, Internet Software and Services	2011	607,704	—	51,852,000	—	444,615	—	48,656	(6)	52,952,975

Scott Forstall Senior Vice President, iOS Software	2011	700,014	—	—	—	700,000	—	16,513	(7)	1,416,527
	2010	600,012	—	28,377,000	—	600,000	—	15,925		29,592,937
	2009	600,396	—	—	—	600,000	—	15,925		1,216,321

Ronald B. Johnson Senior Vice President, Retail(8)	2011	700,014	—	—	—	700,000	—	16,129	(9)	1,416,143
	2010	700,014	—	28,377,000	—	700,000	—	18,429		29,795,443

(1)	In accordance with SEC rules, the amounts reported in Column (e) and Column (f) of the table above for 2011 and 2010 reflect the aggregate grant date fair value of stock awards and option awards, respectively, during 2011 and 2010. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. As noted in “Executive Compensation—Compensation Discussion and Analysis” above, the Company’s recent practice has been to grant regular RSU awards to the named executive officers (other than the CEO) every two years, with limited exceptions for special cases, such as awards to new hires or in connection with promotions. As a result, the compensation reported for each named executive officer will generally be comparatively high for the years in which the Company grants RSU awards to the officers and comparatively low for the years in which the Company does not grant RSU awards. For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 6, “Shareholders’ Equity and Share-Based Compensation.”

Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to the Company’s employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC’s rules previously required that stock award and option award information for 2009 be presented based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year the Company could recognize for financial statement reporting purposes amounts with respect to grants made in that year, as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s rules require that the stock award and option award amounts in the applicable columns of the table above with respect to 2009 be presented on a similar basis as the 2011 and 2010 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Because this requirement differs from the SEC’s past rules, the amounts reported in the table above for stock awards and option awards in 2009 differ from the amounts previously reported in the Summary Compensation Table for 2009. As a result, the named executive officers’ total compensation amounts for 2009 also differ from the amounts previously reported in the Summary Compensation Table for 2009.

(2)	As described under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “The Role of Cash Compensation—Performance-Based Cash Bonuses” above, the named executive officers’ annual bonuses are based on the performance of the Company and the individual executive relative to pre-established objectives for the year. The target and maximum amounts for each named executive officer’s 2011 bonus opportunity are reported in the table entitled “Grants of Plan-Based Awards—2011” below.

(3)	Mr. Jobs resigned as the Company’s CEO on August 24, 2011. On the same date, the Board named Mr. Cook as the Company’s CEO.

(4)	This amount represents (i) the Company’s contributions to Mr. Cook’s account under its 401(k) plan in the amount of $14,700; and (ii) Company-paid term life insurance premiums in the amount of $1,820.

(5)	This amount represents (i) the Company’s contributions to Mr. Oppenheimer’s account under its 401(k) plan in the amount of $14,700; and (ii) Company-paid term life insurance premiums in the amount of $1,429.

(6)	This amount represents (i) the Company’s contributions to Mr. Cue’s account under its 401(k) plan in the amount of $12,798; (ii) Company-paid term life insurance premiums in the amount of $1,242; and (iii) a payment of $34,616 to cash out accrued and unused vacation.

(7)	This amount represents (i) the Company’s contributions to Mr. Forstall’s account under its 401(k) plan in the amount of $14,700; (ii) Company-paid term life insurance premiums in the amount of $1,412; and (iii) an equipment bonus of $401 provided by the Company to Mr. Forstall.

(8)	Mr. Johnson departed the Company effective October 31, 2011.

(9)	This amount represents (i) the Company’s contributions to Mr. Johnson’s account under its 401(k) plan in the amount of $14,700; and (ii) Company-paid term life insurance premiums in the amount of $1,429.

Compensation of Named Executive Officers

The table entitled “Summary Compensation Table—2011, 2010, and 2009” above quantifies the value of the different forms of compensation of each of the named executive officers for services rendered during 2011, 2010, and 2009. The primary elements of each named executive officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity awards consisting of RSUs. Named executive officers also received the other benefits listed in Column (i) of the table entitled “Summary Compensation Table—2011, 2010, and 2009,” as further described in the footnotes to the table. As noted above, the Company does not have employment agreements or severance arrangements with any of the named executive officers.

The table entitled “Summary Compensation Table—2011, 2010, and 2009” should be read in conjunction with the tables and narrative descriptions that follow. The table entitled “Grants of Plan-Based Awards—2011” and the accompanying description provide information regarding the bonus opportunities awarded to named executive officers in 2011. The tables entitled “Outstanding Equity Awards at 2011 Year-End” and “Option Exercises and Stock Vested—2011” provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Grants of Plan-Based Awards—2011

The following table presents information regarding the incentive awards granted to the named executive officers for 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards: ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards ($)(1)(1)
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Steven P. Jobs	—	—	—	—	—	—	—	—	—	—	—
Timothy D. Cook	8/24/2011	—	—	—	—	—	—	1,000,000	—	—	376,180,000
	—	0	450,000	900,000	—	—	—	—	—	—	—
Peter Oppenheimer	—	0	350,000	700,000	—	—	—	—	—	—	—
Eduardo H. Cue(2)	10/05/2010	—	—	—	—	—	—	50,000	—	—	14,447,000
	9/02/2011	—	—	—	—	—	—	100,000	—	—	37,405,000
	—	0	304,396	444,615	—	—	—	—	—	—	—
Scott Forstall	—	0	350,000	700,000	—	—	—	—	—	—	—
Ronald B. Johnson	—	0	350,000	700,000	—	—	—	—	—	—	—

(1)	The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. As noted in the “Executive Compensation—Compensation Discussion and Analysis” above, the Company’s recent practice has been to grant regular RSU awards to named executive officers (other than the CEO) every two years, with limited exceptions for special cases, such as awards to new hires and in connection with promotions. As a result, the compensation reported for named executive officers in the “Grants of Plan-Based Awards table will generally be comparatively high for the years in which the Company grants RSU awards to the officers and comparatively low for the years in which the Company does not grant RSU awards. For a discussion of the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (1) to the Summary Compensation Table.

(2)	Mr. Cue was promoted to his current position of Senior Vice President, Internet Software and Services on August 24, 2011. In this position, he participated in the Performance Bonus Plan. Prior to his promotion, Mr. Cue served as Vice President, Internet Services, and participated in the VP Bonus Plans. As a result, Mr. Cue’s target bonus and maximum bonus opportunities were pro-rated based on the amount of time he served in each position during fiscal 2011. The amount reported in Column (d) of the table above reflects pro-rated target bonus amounts of $30,769 under the Performance Bonus Plan and $273,627 under the VP Bonus Plans. The amount reported in Column (e) of the table above reflects pro-rated maximum bonus amounts of $61,538 under the Performance Bonus Plan and $383,077 under the VP Bonus Plans.

Description of Plan-Based Awards

Each of the “Non-Equity Incentive Plan Awards” reported in the table entitled “Grants of Plan-Based Awards—2011” was granted under the 2003 Plan, which provides flexibility to grant non-equity incentive awards (i.e., cash bonus opportunities), as well as equity awards. The material terms of the 2011 non-equity incentive awards are described under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “The Role of Cash Compensation—Performance-Based Cash Bonuses” above.

Column (i) of the table above reports awards of RSUs granted to the named executive officers in 2011. Each of these awards was granted under, and is subject to, the terms of the 2003 Plan. The Compensation Committee administers the 2003 Plan. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon such officer’s death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value. Under the terms of the 2003 Plan, each named executive officer’s outstanding awards granted under the plan will generally terminate if the Company undergoes a corporate transaction, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards.

The August 24, 2011 award to Mr. Cook was made in connection with his appointment as CEO of the Company. The September 2, 2011 award to Mr. Cue was a one-time award made in connection with his promotion as an executive officer. Each RSU represents a contractual right to receive one share of the Company’s common stock. The award granted to Mr. Cook is scheduled to vest 50% on August 24, 2016 and the remaining 50% on August 24, 2021. The award to Mr. Cue is scheduled to vest 50% on August 24, 2013 and the remaining 50% on August 24, 2015. In each case, vesting is contingent on the officer’s continued employment with the Company through the vesting date. The named executive officer does not have the right to vote or dispose of the RSUs.

Outstanding Equity Awards at 2011 Year-End

The following table presents information regarding the outstanding equity awards (consisting of past RSU awards) held by each of the named executive officers as of September 24, 2011, including the vesting dates for the portions of these awards that had not vested as of that date.

		Option Awards			Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#)(c)	Number of Securities Underlying Unexercised Options Unexercisable (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(h)
Steven P. Jobs	—	—	—	—	—	—		—

Timothy D. Cook	9/26/2008	—	—	—	—	200,000	(2)	80,860,000
	3/10/2010	—	—	—	—	37,500	(3)	15,161,250
	9/21/2010	—	—	—	—	125,000	(4)	50,537,500
	8/24/2011	—	—	—	—	1,000,000	(5)	404,300,000

Peter Oppenheimer	9/26/2008	—	—	—	—	150,000	(2)	60,645,000
	9/21/2010	—	—	—	—	100,000	(4)	40,430,000

Eduardo H. Cue	10/12/2008	—	—	—	—	7,500	(6)	3,032,250
	09/26/2009	—	—	—	—	10,000	(7)	4,043,000
	10/05/2010	—	—	—	—	50,000	(4)	20,215,000
	09/02/2011	—	—	—	—	100,000	(8)	40,430,000

Scott Forstall	9/26/2008	—	—	—	—	120,000	(2)	48,516,000
	9/21/2010	—	—	—	—	100,000	(4)	40,430,000

Ronald B. Johnson	9/26/2008	—	—	—	—	150,000	(9)	—
	9/21/2010	—	—	—	—	100,000	(9)	—

(1)	The dollar amounts shown in Column (h) are determined by multiplying (x) the number of shares or units reported in Column (g) by (y) $404.30 (the closing price of the Company’s common stock on September 23, 2011, the last trading day of the Company’s fiscal year 2011).

(2)	This RSU award is scheduled to vest in its entirety on March 24, 2012, provided that the officer continues to be employed with the Company through the vesting date.

(3)	This RSU award is scheduled to vest in its entirety on March 10, 2012, provided that the officer continues to be employed with the Company through the applicable vesting date.

(4)	This RSU award is scheduled to vest in its entirety on September 21, 2014, provided that the officer continues to be employed with the Company through the vesting date.

(5)	This RSU award is scheduled to vest 50% on August 24, 2016 and the remaining 50% on August 24, 2021, provided that the officer continues to be employed with the Company through the vesting date.

(6)	This RSU award is scheduled to vest 50% on April 15, 2012 and 50% on October 15, 2012, provided that the officer continues to be employed with the Company through the vesting date.

(7)	This RSU award is scheduled to vest 25% on April 15, 2012; October 15, 2012; April 15, 2013; and October 15, 2013 respectively, provided that the officer continues to be employed with the Company through the vesting date.

(8)	This RSU award is scheduled to vest 50% on August 24, 2013 and 50% on August 24, 2015, provided that the officer continues to be employed with the Company through the vesting date.

(9)	This RSU award was forfeited by Mr. Johnson upon his departure from the Company.

Option Exercises and Stock Vested—2011

The following table presents information regarding the exercise of stock options by named executive officers during 2011, and on the vesting during 2011 of other stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(1)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(1)(e)
Steven P. Jobs	—	—	—	—
Timothy D. Cook	—	—	37,500	13,000,125	(2)
Peter Oppenheimer	—	—	—	—
Eduardo H. Cue	—	—	2,500	1,055,000	(3)
	—	—	3,750	1,582,500	(4)
	—	—	2,500	1,055,600	(5)
Scott Forstall	—	—	—	—
Ronald B. Johnson	150,000	44,151,000	—	—

(1)	The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of the Company’s common stock to which the exercise of the option related by (ii) the difference between the per-share closing price of the Company’s common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of the Company’s common stock on the vesting date.

(2)	This RSU award was granted on March 10, 2010 and vested on March 10, 2011.

(3)	This RSU award was granted on September 26, 2009 and vested on October 15, 2011.

(4)	This RSU award was granted on October 12, 2008 and vested on October 15, 2011.

(5)	This RSU award was granted on October 18, 2007 and vested on October 18, 2011.

Potential Payments Upon Termination or Change in Control

As noted above, the Company does not have employment agreements or severance arrangements with any of its named executive officers, and the Company does not maintain any other plans or arrangements that provide for any named executive officer to receive cash severance or other cash payments in connection with a termination of such officer’s employment with the Company and/or a change in control of the Company.

RSU awards granted under the 2003 Plan provide for partial accelerated vesting upon the death or disability of the award recipient. The following table lists the named executive officers and the estimated amounts they would have become entitled to under the terms of all outstanding RSU awards granted to them under the 2003 Plan had their employment terminated due to death or disability on September 24, 2011.

Name (a)	Estimated Total Value of Equity Acceleration upon Death or Disability ($)(b)
Steven P. Jobs	—
Timothy D. Cook	$92,892,777
Peter Oppenheimer	$62,088,755
Eduardo H. Cue	$7,664,719
Scott Forstall	$51,692,585
Ronald B. Johnson	$62,088,755

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of September 24, 2011, concerning shares of the Company’s common stock authorized for issuance under all of the Company’s equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	25,488,492	(3)(4)	$115.98	54,118,610	(5)
Equity compensation plans not approved by shareholders	791,020	(6)	$10.02	—
Total equity compensation plans	26,279,512		$108.90	54,118,610

(1)	These weighted-average exercise prices do not reflect the shares that will be issued upon the payment of outstanding awards of RSUs.

(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of September 24, 2011 was 2.38 years.

(3)	This table does not include equity awards that have been assumed by the Company in connection with the acquisition of other companies. As of September 24, 2011, an additional 32,098 shares of the Company’s common stock were subject to outstanding stock options assumed in connection with acquisitions of other companies (with a weighted average exercise price of $12.91 per share). Shares issued in respect of these assumed awards do not count against the share limits of the 2003 Plan.

(4)	This number includes 25,063,728 shares subject to outstanding awards granted under the 2003 Plan, of which 10,621,268 shares were subject to outstanding options and 14,442,460 shares were subject to outstanding RSU awards, and 424,764 shares subject to outstanding awards granted under the Director Plan, of which 421,260 shares were subject to outstanding options and 3,504 shares were subject to outstanding RSU awards.

(5)	This number includes 50,831,152 shares available for issuance under the 2003 Plan, 3,097,605 shares reserved for issuance under the Employee Stock Purchase Plan, and 189,853 shares available for issuance under the Director Plan. Shares issued in respect of awards other than stock options and stock appreciation rights granted under the 2003 Plan and the Director Plan count against the shares available for grant under the applicable plan as two shares for every share granted.

(6)	This number includes shares subject to outstanding options granted under the Company’s 1997 Employee Stock Option Plan (the “1997 Plan”). In August 1997, the Board approved the 1997 Plan, a non-shareholder approved plan for grants of stock options to employees who are not officers of the Company. Based on the terms of individual option grants, options granted under the 1997 Plan generally expire seven to ten years after the grant date. In October 2003, the Company terminated the 1997 Plan and no new options can be granted from this plan.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended September 24, 2011. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee consists of three members: Drs. Levinson and Sugar and Mr. Campbell.3 All of the members are independent directors under the NASDAQ and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.apple.com/investor.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibility of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and the Company’s system of internal controls that management and the Board have established, and reviewing significant financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.

The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the express approval of the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended September 24, 2011 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm (“EY”). The Audit Committee has also discussed with EY the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report.

Members of the Audit Committee

Ronald D. Sugar (Chair)	William V. Campbell	Arthur D. Levinson

[3]	Mr. Iger was appointed to the Audit Committee on November 15, 2011, replacing Mr. Campbell, and did not participate in the Audit Committee review and discussions required by Item 407(d)(3)(i) of Regulation S-K.

OVERVIEW OF PROPOSALS

This Proxy Statement contains seven proposals requiring shareholder action. Proposal No. 1 requests the election of eight directors to the Board. Proposal No. 2 requests the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012. Proposal No. 3 requests an advisory vote on executive compensation. Proposals No. 4, 5, 6, and 7 are shareholder proposals. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1

Election of Directors

The Board has nominated directors Campbell, Cook, Drexler, Gore, Iger, Jung, Levinson and Sugar to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Mr. Jobs passed away on October 5, 2011. Mr. Jobs had resigned as the Company’s CEO on August 24, 2011, while remaining an employee. On the same date, the Board appointed Mr. Jobs as Chairman of the Board and Mr. Cook as CEO. The Board appointed Mr. Cook and Mr. Iger to the Board on August 24, 2011 and November 15, 2011, respectively. The Board has nominated Mr. Cook and Mr. Iger for election at the Annual Meeting and has nominated the remaining six of the Company’s directors for re-election at the Annual Meeting. The Board also appointed Arthur D. Levinson, a director of the Company since 2000, as Chairman of the Board.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s eight nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the eight directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Recommendation of the Board

The Board recommends that shareholders vote FOR the election of Messrs. Campbell, Cook, Drexler, Gore, Iger, Ms. Jung and Drs. Levinson and Sugar.

PROPOSAL NO. 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2012.

At the Annual Meeting, the shareholders are being asked to ratify the appointment of EY as the Company’s independent registered public accounting firm for 2012. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. Representatives of EY are expected to be present at the Annual Meeting and to respond to questions.

Fees Paid to Auditors

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firms for the years ended September 24, 2011 and September 25, 2010.

Audit and Non-Audit Fees

	Ernst & Young LLP
	2011	2010
Audit Fees(1)	$7,696,500	$6,300,000
Audit-Related Fees(2)	333,900	326,800
Tax Fees(3)	266,800	263,900
All Other Fees	—	—

Total	$8,297,200	$6,890,700

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

(2)	Audit-related fees comprise fees for professional services that are reasonably related to the performance of the worldwide audit or review of the Company’s financial statements.

(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the express approval of the Audit Committee. In accordance with this policy, the Audit Committee pre-approved all services to be performed by the Company’s independent registered public accounting firm.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote FOR Proposal No. 2.

PROPOSAL NO. 3

Advisory Vote on Executive Compensation

The Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay-proposal”) as described below. The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

At the Company’s annual meeting of shareholders held in February 2011, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation.

The Company’s goal for its executive compensation program is to attract, motivate, and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. The Company’s total shareholder return over the prior 1-, 3- and 5-year periods was 34%, 235% and 395%, respectively.

The Compensation Discussion and Analysis, beginning on page 21 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2011 in more detail. Important considerations for the 2011 program include the following:

•	Mr. Jobs, the Company’s former CEO, passed away on October 5, 2011. Mr. Jobs had resigned as the Company’s CEO on August 24, 2011, and, on the same date, the Board appointed Mr. Cook as CEO.

•

In connection with Mr. Cook’s appointment as CEO, the Board granted Mr. Cook 1,000,000 RSUs as a promotion and retention award. The Board views Mr. Cook’s retention as CEO as critical to the Company’s success and smooth leadership transition. Accordingly, 50% of Mr. Cook’s award is scheduled to vest on August 24, 2016 (five years after the award date) and 50% of Mr. Cook’s award is scheduled to vest on August 24, 2021 (ten years after the award date), subject to Mr. Cook’s continued employment with the Company through the applicable vesting date. The RSU award is intended as a long-term retention incentive for Mr. Cook, and, accordingly, should be viewed as compensation over the 10-year vesting period and not solely as compensation for 2011.

•

RSUs constitute the majority of each named executive officer’s total compensation opportunity. The Company believes these awards ensure that a significant portion of the officers’ compensation is tied to long-term stock price performance. Beginning in 2011, all of the Company’s RSU awards are subject to “recoupment” provisions, which provide that the award may be recovered under certain circumstances.

•

Cash compensation (base salary and annual performance-based cash bonus award) levels for the named executive officers are below the levels generally provided by peer companies. The Company has no long-term cash compensation program for its named executive officers, nor does it have a pension plan.

•

None of the named executive officers has an employment agreement or severance arrangement. In addition, the Company generally does not provide any perquisites, tax reimbursements, or change in control benefits to the named executive officers that are not available to other employees.

•	Each of the named executive officers is employed at will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance. In addition to the 1-, 3- and 5-year performance of the Company’s stock noted above, in 2011, the Company’s revenue grew to $108.2 billion, representing an increase of $43.0 billion or 66% over the prior year. Net income grew to $25.9 billion in 2011, an increase of $11.9 billion or 85% over the prior year. The Company’s strong earnings and operational performance helped drive a cash and marketable securities balance of $81.6 billion at the end of 2011, an increase of $30.6 billion over the prior year-end.

The Company requests shareholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables).

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will continue to consider the outcome of the vote when making future compensation decisions and policies regarding named executive officers.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote FOR Proposal No. 3.

PROPOSAL NO. 4

Shareholder Proposal Entitled “Conflict of Interest Report”

The Company has been advised that The National Center for Public Policy Research, 501 Capitol Court, N.E., Suite 200, Washington, District of Columbia 20002, a beneficial owner of the Company’s common stock having a market value in excess of $2,000, intends to submit the proposal set forth below at the Annual Meeting.

RESOLVED: Shareholders request the Board of Directors complete a report by November 2012 to shareholders, prepared at reasonable cost and omitting proprietary information, on board compliance with Apple’s Business Conduct Policy. The report should:

1.	Disclose the investments of board members that could reasonably be viewed as a financial conflict of interest;

2.	Describe the role board members play in the development of the Company’s policies and the process by which Apple determines if board member participation violates its Business Conduct Policy;

3.	Disclose policies that could financially benefit board members.

SUPPORTING STATEMENT:

As shareholders, we support transparency and accountability regarding the Company’s board of directors. Absent a system of accountability, Company assets could be used to support objectives not in the Company’s best interest.

We are concerned that Apple’s policy on greenhouse gas regulations was developed to personally benefit a board member in violation of the Company’s Business Conduct Policy.

Current disclosure is insufficient to ensure that the board of directors is executing its fiduciary responsibilities to shareholders.

Board member Al Gore is an outspoken advocate for regulation of greenhouse gases to address global warming concerns.

During the contentious political debate over global warming regulations in 2009, Apple resigned its membership in the U.S. Chamber of Commerce because the group opposed the EPA’s effort to pursue global warming regulations.

In a letter to the U.S. Chamber, Apple said, “We strongly object to the Chamber’s recent comments opposing the EPA’s effort to limit greenhouse gases.”

News reports implied Gore played a role in Apple’s decision to leave the group: “By the way, Al Gore is on Apple’s board, though neither he nor the company would comment on whether he was at all involved in Apple’s decision.”

Gore has personal financial interests in companies that would profit from government regulation of greenhouse gases. He is a partner in Kleiner Perkins Caufield & Byers, a venture capital firm that has made clean energy part of its core investment strategy.

Apple’s Business Conduct Policy defines a conflict of interest as “...any activity that is inconsistent with or opposed to Apple’s best interests, or that gives the appearance of impropriety or divided loyalty.”

Since Apple’s business in computers and electronic devices does not make the Company a major emitter of greenhouse gases, global warming regulations are not a core business issue for the Company.

However, global warming regulations are central to Gore’s personal investments.

Gore’s advocacy for global warming regulations is controversial and his involvement in Apple’s greenhouse gas policy could harm the company’s reputation.

Resigning from the U.S. Chamber could harm Apple’s business interests in other policy matters, such as international trade and intellectual property.

Shareholders have a right to know if Apple’s involvement in greenhouse gas regulations is being driven by Gore’s personal interests.

The Company’s Statement in Opposition to Proposal No. 4

The Board recommends a vote AGAINST Proposal No. 4

The Company is committed to transparent corporate governance practices and to policies that promote the accountability of its Board. The Company does not believe that the report advocated in Proposal No. 4 is either a necessary or a useful undertaking to foster transparency or accountability at the Board level. The Company already has a robust set of policies and procedures in place to identify and address conflicts of interest by its directors, and the intent of the proposal is already substantially implemented.

The Company has adopted and vigorously enforces a number of policies that are designed to avoid any actual or potential conflicts of interest by its directors. The Company has in place a Business Conduct Policy, a Related Party Transactions Policy, and Guidelines Regarding Director Conflicts of Interest, all of which are available on the Company’s website at www.apple.com/investor. These policies establish comprehensive procedures for ensuring compliance with all applicable laws and regulations and the Company’s values, including avoidance of conflict of interest by its directors. The Conflict of Interest Guidelines, for example, require each director to promptly notify the Company’s General Counsel of any facts that may suggest an actual or potential conflict of interest. The Nominating and Corporate Governance of the Board then determines whether such a conflict exists. If the Committee believes one may exist, it has a number of remedies available, including not providing the director in question any information regarding the subject matter involving the conflict of interest, requiring the director’s recusal from any review or vote on the subject matter of the conflict of interest, submitting a transaction posing a conflict of interest to the approval by the full Board or shareholders, or requiring the director to resign from the Board.

The Related Party Transactions Policy requires directors to notify the Company’s General Counsel of any potential transaction with the Company in which the director may have a material direct or indirect interest prior to entering into it. The Audit and Finance Committee of the Board then determines whether to approve or disapprove the Company’s entry into the transaction. Once entered, SEC rules require the Company to publicly disclose the transaction.

The proposal requests the disclosure of policies that could financially benefit members of its Board. The Company does not have policies that are designed to exclusively benefit its Board members.

The Company resigned from the U.S. Chamber of Commerce more than two years ago and has not seen any impact on its business as a result. The decision in 2009 did not “harm Apple’s business interests in other policy matters,” nor does the Board believe it will in the future.

The decision to quit the Chamber was not driven by any conflict of interest or undue influence by any member of the Board. The Company resigned its membership because the Chamber’s position on climate change differed so sharply with the Company’s.

The Company has a long-standing commitment to environmental responsibility. Every product the Company makes exceeds the U.S. Environmental Protection Agency’s ENERGY STAR guidelines for energy efficiency, and the Company is the only one in its industry that can make this claim. The Company is able to deliver such exceptional energy efficiency because it designs both the hardware and the software for its products. Through extensive research and development by its remarkably talented engineers, the Company achieves energy efficiency that other companies simply cannot.

Furthermore, the Company has been a leader in the area of environmental reporting and provides a comprehensive accounting of its greenhouse gas emissions every year, including the impact of energy consumption by customers using its products. The Company’s website also offers this information on a per-product basis so as to enable its customers to be better informed when making purchasing decisions.

For all of the reasons above, the Board recommends a vote AGAINST this proposal.

Vote Required

Approval of Proposal No. 4 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote AGAINST Proposal No. 4.

PROPOSAL NO. 5

Shareholder Proposal Entitled “Shareholder Say on Director Pay”

The Company has been advised that James McRitchie, 9295 Yorkship Court, Elk Grove, California 95758, a beneficial owner of shares of the Company’s common stock having a market value in excess of $2,000, intends to submit the proposal set forth below at the Annual Meeting. Mr. McRitchie has authorized John Chevedden (or his designee) to act on his behalf regarding the proposal.

RESOLVED: Shareholders request that our Board of Directors adopt a policy that provides shareholders the opportunity, at each annual meeting, to vote on an advisory proposal, prepared by the Board of Directors, to ratify the pay given members of our Board of Directors as disclosed in the proxy statement. The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any pay given to any director.

SUPPORTING STATEMENT:

The proxy advisory firms Institutional Shareholder Services and Glass Lewis each recommended that shareholders of at least one major company vote in favor of a 2011 shareholder proposal on this topic. A shareholder proposal with similarities to this proposal won 55%-support at a major company in 2010.

This proposal is similar to our management’s proposal on this same ballot enabling us to cast a vote in regard to the pay of our executives. This shareholder proposal simply extends the shareholder voting opportunity to apply to our directors. Some of our directors are paid more than $1 million for work that may take less than 400 hours per year—or $2500-plus per hour.

The merit of this Shareholder Say on Director Pay proposal should be considered in the context of the need for improvements in our company’s 2011 reported corporate governance status:

Only one yes-vote from our 900 million shares was all it took to reelect each of our current directors. On the other hand, we cannot elect a director by written consent to fill a vacancy created by removal except by a 100%-vote from our 900 million shares. Two of our directors owned less than 200 shares each, including a member of our Audit committee.

Two of our directors were active CEOs, Andrea Jung and Millard Drexler. CEOs don’t always make the best directors. While CEOs are on many boards, they don’t always make the best directors, according to a recent survey by Heidrick & Struggles and Stanford University’s Rock Center for Corporate Governance.

Active CEOs were described by some respondents as “too busy with their own companies to be effective directors.”

Stephen Miles, a vice chairman at Heidrick & Struggles said, “Because active CEOs are so busy, they might be unavailable during a crisis or have to cancel meeting attendance at the last minute. They also have less time to review materials. For some, the demands of their full-time job make it hard for them to consistently be as engaged as they need to be.”

Plus these two CEO directors made up two-thirds of our Executive Pay Committee. And Timothy Cook’s pay was $59 million.

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, said our directors Albert A. Gore Jr. and Millard Drexler were paid more than $1 million each.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal: Shareholder Say on Director Pay—Yes on 5.*

The Company’s Statement in Opposition to Proposal No. 5

The Board recommends a vote AGAINST Proposal No. 5.

The Company believes its shareholders have consistently elected exceptionally qualified directors from diverse business backgrounds. The Company also believes that its director compensation is reasonable and appropriate. Only directors not employed by the Company (“non-employee directors”) are compensated for their service on the Board. In addition, a substantial portion of the annual compensation for the Company’s non-employee directors is equity-based to further align the interests of the Company’s directors with those of its shareholders.

The Company has sound governance practices with respect to its director compensation program. The Compensation Committee annually reviews the compensation of the Board and committee members and makes recommendations to the Board with respect to the program. As part of this process, the Compensation Committee engages Frederic W. Cook & Co. (“F.W. Cook”), an independent executive compensation consulting firm, to conduct an independent review of director compensation.

F.W. Cook provides information to the Compensation Committee regarding competitive compensation practices, peer analysis and recommendations with respect to director compensation using the same peer group identified in the “Compensation Discussion and Analysis” section beginning on page 21 of this Proxy Statement. In 2011, the Compensation Committee determined, using peer company data provided by F.W. Cook, that the Company’s compensation levels for its non-employee directors were at approximately the 25th percentile of the peer group, in spite of the Company’s larger market capitalization, revenue growth, and net income growth.

In addition to the annual retainers and RSU awards described in this Proxy Statement, the only other compensation routinely provided by the Company to its non-employee directors is pursuant to the Company’s Board of Directors Equipment Program (the “Equipment Program”). Under the Equipment Program, each non-employee director may receive, free of charge, one of each new product introduced by the Company and may purchase additional equipment at a discount. The Equipment Program is designed to encourage directors to become familiar with new Apple products. Directors are not provided tax gross-up payments for the taxable income they incur in connection with the Equipment Program. Over the past four years, the average compensation for each director from the Equipment Program was less than $7,500 per year.

As described elsewhere in this Proxy Statement, the Company’s shareholder returns for the past 1-, 3- and 5-years have been exceptional under the oversight of the Board and, as noted above, the Company’s compensation levels for its non-employee directors are well within the range for director compensation paid by the peer group companies. It is not clear from the proposal why the proponent believes that the Company needs the additional, and highly unusual, oversight of a director say-on-pay vote.

Shareholders already have considerable influence over the Board and its policies through their ability to elect the Company’s directors on an annual basis. Moreover, the Company has encouraged and continues to encourage shareholders to communicate directly with the Board regarding any concerns about the Company, including compensation of directors.

For all of the reasons above, the Board recommends a vote AGAINST this proposal.

Vote Required

Approval of Proposal No. 5 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote AGAINST Proposal No. 5.

PROPOSAL NO. 6

Shareholder Proposal Entitled “Report on Political Contributions and Expenditures”

The Company has been advised that Carey Lovelace, 105 Duane St. #40E, New York, New York 10007, a beneficial owner of shares of the Company’s common stock having a market value in excess of $2,000, intends to submit the proposal set forth below at the Annual Meeting.

RESOLVED, that the shareholders of Apple Inc. (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

SUPPORTING STATEMENT:

As long-term shareholders of Apple, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Apple contributed at least $584,000 in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Microsoft, Merck and Prudential that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

The Company’s Statement in Opposition to Proposal No. 6

The Board recommends a vote AGAINST Proposal No. 6.

The Company agrees with the proponent that transparency and accountability in corporate spending on political activities are important and healthy corporate governance practices. The Company disagrees, however, that Proposal No. 6 is necessary to achieve those objectives. The Company not only substantially implements the measures sought in Proposal No. 6, but it goes even further in its Political Contributions and Expenditures Policy. The Company believes its current practices exceed the practices followed by the corporate examples set forth by the proponent and demonstrate innovation in both contribution policy and transparency.

The proponent requests that the Company report its policies and procedures for political contributions and expenditures. The Company already discloses its Political Contributions and Expenditures Policy on its website at www.apple.com/investor. The Company makes all of its political contributions and expenditures in accordance with this policy.

The proponent also requests that the Company disclose its contributions and expenditures for or against any candidate for public office and those used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. As stated in the Company’s Political Contributions and Expenditures Policy, the Company does not make political contributions to individual candidates. Any other political donation made by the Company will be reported publicly on the Company’s website on an annual basis. Furthermore, the Company does not have a political action committee. In all respects, the Company complies with all applicable laws and regulations governing political contributions and expenditures and discloses all political contributions and expenditures as required by law.

The proponent also seeks information on “the title(s) of the persons in the Company who participated in making the decisions to make the political contribution or expenditure.” As disclosed in the Company’s Political Contributions and Expenditures Policy, the Company’s Government Affairs group, with the approval of the

Chief Executive Officer, makes all political contributions and expenditures on behalf of the Company. The proponent further requests that the report it seeks be presented to the Board of Directors’ audit committee or other relevant oversight committee. Again, as provided in the Political Contributions and Expenditures Policy, management reports all political contributions and expenditures to the Board on an annual basis.

In its Supporting Statement, the proponent claims that “the Company’s payments to trade associations used for political activities are undisclosed and unknown” and that “[i]n many cases, even management does not know how trade associations use their company’s money politically.” It is unclear what form of enhanced disclosure the proponent aims to obtain when it appears to believe that the Company’s management does not know how trade associations use the funds received from the Company. In fact, the Company does not allow trade association dues to be used to make political donations. As required by the Political Contributions and Expenditures Policy, management reports the Company’s membership and participation in trade organizations to the Board annually when it reports on its other political activities.

The Company belongs to various trade associations that focus on matters concerning the Company’s interests, such as combating piracy, promoting enforcement of intellectual property rights, advancing industry product standards and similar endeavors that benefit the Company and its customers. Some of the major trade associations to which the Company belongs include TechAmerica, the Business Software Alliance, the Consumer Electronics Association, and Information Technology Industry Council. In keeping with the Political Contributions and Expenditures Policy, the Company does not join trade groups as a way to influence elections. Indeed, the Company occasionally disagrees with political positions taken by the trade organizations to which it pays dues, and therefore public disclosure of the Company’s payments to trade associations would not necessarily reflect the Company’s views.

As the foregoing demonstrates, the Company provides ample disclosure regarding its participation in the political process, including its political contributions and expenditures, and complies with all applicable laws and regulations governing political contributions and expenditures. For all of these reasons, the Board recommends a vote AGAINST this proposal.

Vote Required

Approval of Proposal No. 6 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote AGAINST Proposal No. 6.

PROPOSAL NO. 7

Shareholder Proposal Entitled “Adopt a Majority Voting Standard for Director Elections”

The Company has been advised that the California Public Employees’ Retirement System (“CalPERS”), Legal Office, P.O. Box 942707, Sacramento, California 94229-2707, a beneficial owner of shares of the Company’s common stock having a market value in excess of $2,000, intends to submit the proposal set forth below at the Annual Meeting.

RESOLVED, that the shareowners of Apple Inc. (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected in uncontested elections by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). This majority voting standard will apply, as permitted by law for California corporations, when the number of nominees does not exceed the number of directors to be elected. A plurality voting standard will apply when the number of nominees exceeds the number of directors to be elected.

SUPPORTING STATEMENT:

Is Board of Directors’ accountability important to you? As a long-term Company shareowner, CalPERS is sponsoring this proposal because we think accountability is of paramount importance. The voting standard described in this proposal would provide shareowners with a meaningful role in uncontested director elections, in contrast to the Company’s current voting system that effectively disenfranchises shareowners when directors run unopposed.

The Company’s current rules allow a director nominee to be elected with as little as his or her own affirmative vote because “withheld” votes have no effect. This makes it impossible to defeat director nominees who run unopposed. We propose a majority voting standard that allows a management nominee’s reelection bid to be defeated by shareowners who hold a majority of shares that are voted at the election meeting and that also constitute a majority of the quorum required for the meeting.

For these reasons, more than 80% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join this growing number by adopting the majority voting standard permitted by law for California corporations. These rules end the term of an incumbent director not re-elected by the required majority of shares and quorum in an uncontested election. The term end date will be 90 days after the election, or earlier if the board fills the director’s seat or the director resigns before this 90 day period lapses.

Majority voting empowers shareowners to say “no” to unopposed directors. Incumbent board members serving in a majority vote system are aware that shareowners’ votes determine whether the director remains in office. The power of majority voting, therefore, is not just to remove underperforming directors, but also to heighten director accountability through potential loss of majority support.

CalPERS believes that the Company’s shareowners will substantially benefit from increased accountability of incumbent directors and from the power to reject directors who shareowners believe are not acting in their best interests. We view these as essential components of corporate governance standards that are closely related to financial performance. We therefore ask you to join us in requesting the Company to adopt this proposal’s majority voting standard for uncontested director elections. Please vote FOR this proposal.

The Company’s Statement in Opposition to Proposal No. 7

The Board recommends a vote AGAINST Proposal No. 7.

The Board is committed to sound corporate governance policies and practices. The Board carefully considered CalPERS’s proposal and believes that it is not in the best interest of the Company and its shareholders, both for reasons of law and governance policy.

The unusual mechanics of California law create the risk that directors who enjoy overwhelming shareholder support may fail to be elected because an insufficient number of shareholders voted in the election. In addition, dissatisfied shareholders can make their voices heard in a number of ways ranging from correspondence with the Board to recall elections and alternative candidate nominations.

Under CalPERS’s proposal, in an uncontested election, the Company’s directors would be elected by the affirmative vote of a majority of shares represented and voting at a meeting rather than by the current plurality voting standard. However, in making this proposal, CalPERS does not take into account the effects of California law concerning majority voting, which differs substantially from the law of Delaware and other states, and presents a layer of complexity that makes the proposal particularly challenging to effectively implement for California companies.

For most companies incorporated in states other than California, “majority voting” means that, in an uncontested election, a director must obtain more “For” votes than “Withheld” in order to be elected. Under California’s statutory majority vote requirement, however, election of a director requires not only the affirmative vote of a majority of the shares represented and voting at the meeting, but also the affirmative vote of more than half of the shares required for a quorum for the meeting, which equals just over 25% of the outstanding shares.

Applying this standard would mean that even if there were no “Withheld” votes with respect to a director, and thus no indication of any shareholder disapproval, that director would still fail to be elected if he or she did not obtain the affirmative vote of more than 25% of the outstanding shares. The Company could therefore lose its directors simply because too few shareholders cast their votes.

In the past, this was not a significant concern. Brokers had “discretionary voting authority” to cast votes in uncontested elections when their clients failed to provide them with voting instructions. Companies, whether applying plurality voting or majority voting, could expect that a sufficient number of votes would be cast, no matter what the outcome.

Recently, however, the stock exchanges implemented rule changes eliminating broker discretionary voting authority in director elections when a client did not provide voting instructions. Now, because brokers may not vote those shares, the number of affirmative votes that companies can expect to be cast in director elections will be lower than before these rule changes. While this may not make a difference in Delaware and other states that do not impose a “majority of the required quorum” standard, any company adopting the California majority voting standard risks the possibility that one or all of the Company’s directors will fail to be elected simply because too few shareholders failed to supply voting instructions to their brokers—even if those shareholders were in favor of the directors. Each year, a significant number of the Company’s shareholders have failed to provide voting instructions to their brokers. In the Company’s last annual meeting, over 175 million shares were not voted by brokers with respect to the election of directors.

Thus, the Board believes that if the Company were to adopt the California majority voting standard, the combination of California’s unusual majority voting rules and the elimination of broker discretionary voting in director elections could make it significantly more difficult for a director to be elected even when shareholders are satisfied with that director and would prefer that he or she be elected.

Further complexity arises from California’s “mandatory termination” rule for companies who choose to adopt the majority voting standard. The corporate laws of Delaware and other states permit companies to implement majority voting policies that require a director who does not meet that company’s majority vote standard to submit a resignation and allow the Board to accept or reject that resignation. California, on the other hand, mandates that a director’s term in office end no later than 90 days after the determination of voting results if the director does not obtain the required votes. Thus, the director’s term will end regardless of whether a successor has been qualified, nominated and appointed and regardless of whether it is in the best interests of the Company and its shareholders. As a result, if one of the Company’s directors failed to receive sufficient votes, California law would force the Board to choose among three unsatisfactory alternatives, none of which may be in the interests of the Company and its shareholders. The first would be to reappoint the same director to the Board, and thus to appear to be disregarding the shareholder preferences expressed in the voting outcome. The second would be to appoint a replacement, which would require the Board to identify, interview, investigate and appoint a candidate with the appropriate qualifications, talent and expertise—all within 90 days. This may well prove impossible given the Company’s desire to appoint only the very best Board candidates. The third alternative would be to allow the vacancy to remain unfilled until a suitable candidate is appointed. Even a small number of vacancies, however, could seriously impair the Company’s obligation to comply with NASDAQ listing standards, including the requirements for maintaining independent directors and directors with particular qualifications or expertise.

Not only do the mechanics of California law make a majority voting standard unreasonable, but the Company’s own governance documents make adopting the standard unnecessary. CalPERS’s claims that the Company’s current voting system effectively disenfranchises shareholders are incorrect and misleading. Separate from the director election process, the Company’s shareholders have always had the ability to remove directors with or without cause for any reason, including to express dissatisfaction with a particular director. Further, any shareholder who is dissatisfied with a director has always had the ability to nominate an alternative board candidate for shareholder consideration.

The Company believes its shareholders are satisfied with the composition of its Board and the Company’s financial performance, as all of the Company’s directors have consistently been elected by the affirmative vote of substantially more than a majority of its outstanding shares. The Company has a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of the Company and its shareholders. The Board maintains a Nominating and Corporate Governance Committee that is composed entirely of independent directors, and all of the members of the Board, other than the Company’s CEO, are independent. The Nominating and Corporate Governance Committee applies a rigorous set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by shareholders. As a result of these practices, the Company’s shareholders have consistently elected highly qualified directors from diverse business backgrounds.

For all of the reasons above, the Board recommends a vote AGAINST this proposal.

Vote Required

Approval of Proposal No. 7 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote AGAINST Proposal No. 7.

OTHER MATTERS

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: January 9, 2012

Directions to the 2012 Annual Meeting of Shareholders

FROM SAN JOSE:	FROM SAN FRANCISCO:
Take 280 northbound.	Take 280 southbound.
Take the De Anza Blvd. exit.	Take the De Anza Blvd. exit.
Make a left onto De Anza Blvd. (at signal).	Make a right onto De Anza Blvd. (at signal).
Make a left onto Mariani Avenue.	Make a left onto Mariani Avenue.
Enter Infinite Loop Parking Lot at the end of Mariani Avenue.	Enter Infinite Loop Parking Lot at the end of Mariani Avenue.
Proceed to Building 4 (to Apple Town Hall).	Proceed to Building 4 (to Apple Town Hall).

Attendance at the 2012 Annual Meeting of Shareholders is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple Inc. has opted to provide the Annual Report on Form 10-K for the year ended September 24, 2011 in lieu of producing a glossy annual report.

APPLE INC.

® Apple Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

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DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 23, 2012.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/AAPL

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3.

1. Election of Directors:

For

Withhold

For

Withhold

For

Withhold

+

01 - William V. Campbell

02 - Timothy D. Cook

03 - Millard S. Drexler

04 - Al Gore

05 - Robert A. Iger

06 - Andrea Jung

07 - Arthur D. Levinson

08 - Ronald D. Sugar

For

Against

Abstain

For

Against

Abstain

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012.

3. An advisory vote on executive compensation.

B Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 4, 5, 6 and 7.

For

Against

Abstain

For

Against

Abstain

4. A shareholder proposal entitled “Conflict of Interest Report.”

5. A shareholder proposal entitled “Shareholder Say on Director Pay.”

6. A shareholder proposal entitled “Report on Political Contributions and Expenditures.”

7. A shareholder proposal entitled “Adopt a Majority Voting Standard for Director Elections.”

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

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® Apple Inc.

2012 Annual Meeting of Shareholders

February 23, 2012

10:00 a.m. Pacific Standard Time

1 Infinite Loop, Building 4, Cupertino, California 95014

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions:

FROM SAN JOSE: Take 280 northbound. Take the De Anza Blvd. exit. Make a left onto De Anza Blvd. (at signal). Make a left onto Mariani Avenue. Enter Infinite Loop Parking Lot at the end of Mariani Avenue. Proceed to Building 4 (to Apple Town Hall).

FROM SAN FRANCISCO: Take 280 southbound. Take the De Anza Blvd. exit. Make a right onto De Anza Blvd. (at signal). Make a left onto Mariani Avenue. Enter Infinite Loop Parking Lot at the end of Mariani Avenue. Proceed to Building 4 (to Apple Town Hall).

Attendance at the 2012 Annual Meeting of Shareholders is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. Apple Inc. has opted to provide the enclosed Annual Report on Form 10-K for the fiscal year ended September 24, 2011 in lieu of producing a glossy annual report.

280N San Francisco 85N Mountain View

85S Campbell = APPLE TOWN HALL 280S San Jose

85 280 Hollenbeck Homestead De Anza Stevens Creek Stelling Mc Clellan Wolfe N

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF APPLE INC.

FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 23, 2012 +

The undersigned shareholder of Apple Inc., a California corporation, hereby acknowledges receipt of the Notice of 2012 Annual Meeting of Shareholders and Proxy Statement with respect to the 2012 Annual Meeting of Shareholders of Apple Inc. to be held at 1 Infinite Loop, Building 4, Cupertino, California 95014 on Thursday, February 23, 2012 at 10:00 a.m. Pacific Standard Time, and hereby appoints Peter Oppenheimer and Bruce Sewell, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Apple Inc. Common Stock of the undersigned at such meeting and any postponement(s) or adjournment(s) of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournment(s)).

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4 THROUGH 7, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE THROUGH THE TELEPHONE OR BY THE INTERNET.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card. THANK YOU FOR YOUR VOTE.

D Non-Voting Items

Change of Address — Please print new address below.

I Consent

Until contrary notice to Apple Inc., I consent to access all future notices of annual meetings, proxy statements and

annual reports issued by Apple Inc. over the Internet.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD. +